Exhibit 4.1

VILLAGE FARMS INTERNATIONAL, INC.

– and –

EMERALD HEALTH BOTANICALS INC.

and –

EMERALD HEALTH THERAPEUTICS INC.

- and –

1121371 B.C. LTD.

SHAREHOLDERS AGREEMENT

June 6, 2017

Certain identified information has been excluded from this exhibit pursuant to Rule 601(b)(10) because it is both (i) not material and (ii) would be competitively harmful to the Registrant if publicly disclosed.

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		1
1.1	Defined Terms	1
1.2	Rules of Construction	15
1.3	Currency	16
1.4	Schedules	16
1.5	Additional Shares	16
1.6	Company to Be Bound	16
ARTICLE 2 NATURE AND SCOPE OF AGREEMENT		17
2.1	Purpose and Goal of Company	17
2.2	Purposes of Agreement	17
2.3	No Partnership or Agency; Ability to Pursue Business Interests	17
2.4	Priority of Agreements	17
2.5	Liability Several	17
2.6	Implied Covenants	18
ARTICLE 3 REPRESENTATIONS AND WARRANTIES; CONDITIONS		18
3.1	Representations and Warranties of Emerald and Emerald Therapeutics	18
3.2	Representations and Warranties of Village Farms	19
3.3	Survival	21
ARTICLE 4 TRANSITION PERIOD		21
4.1	Administrative Services	21
4.2	Emerald to Lead Licensing on Behalf of the Company	22
4.3	Employee Matters	23
4.4	[Redacted: Commercially Sensitive Information]	25
4.5	Distribution	25
ARTICLE 5 CORPORATE MATTERS		25
5.1	Board	25
5.2	Meetings of the Board	26
5.3	Powers and Functions of the Board	27
5.4	Matters Requiring Approval	28
5.5	Shareholder Approval	30
5.6	[Redacted: Commercially Sensitive Information]	30
5.7	Auditors	30
5.8	Fiscal Year	30
5.9	Legend	30
5.10	Agreement to Take Corporate Actions	30
ARTICLE 6 MANAGEMENT OF OPERATIONS		31
6.1	Designation of President	31
6.2	Nature of Rights and Obligations of the President	31
6.3	Specified Obligations of the President	31
6.4	Reporting Requirements	32
6.5	Designation of Controller	33
6.6	Designation of Head of Quality Assurance	33
6.7	Designation of Senior Person in Charge	33
6.8	Designation of Head of Quality Control	33

- i -

6.9	Designation of Head Grower	34
6.10	Inspection and Access	34
6.11	Performance by President of Approved Operating Plans	34
ARTICLE 7 OPERATING PLANS; FUNDING		34
7.1	Initial Funding	34
7.2	Operating Plans	36
7.3	Procedures Related to Operating Plans	37
7.4	[Redacted: Commercially Sensitive Information]	37
7.5	Funding Obligations	37
7.6	Method of Funding	38
7.7	Emergency or Unexpected Funding	38
ARTICLE 8 DEFAULTS AND REMEDIES		38
8.1	Defaults	38
8.2	Funding Default	39
8.3	Dilution Mechanism	40
8.4	Non-Funding Default	40
8.5	Appraisers	41
8.6	No Penalty	41
8.7	Continuing Liabilities Upon Adjustment of Proportionate Interests	42
8.8	Indemnities	42
ARTICLE 9 DISTRIBUTIONS		42
9.1	Payment of Distributions	42
ARTICLE 10 TRANSFERS; PREFERENTIAL PURCHASE RIGHTS		43
10.1	Restrictions on Transfer	43
10.2	Transfers to Affiliates	44
10.3	[Redacted: Commercially Sensitive Information]	44
10.4	[Redacted: Commercially Sensitive Information]	44
10.5	[Redacted: Commercially Sensitive Information]	45
10.6	[Redacted: Commercially Sensitive Information]	45
10.7	Tax Matters	45
10.8	Shareholder Cross Pledge	45
ARTICLE 11 STANDSTILL		45
11.1	Emerald Standstill	45
11.2	Village Farms Standstill	46
ARTICLE 12 CONFIDENTIALITY; NON-SOLICITATION; PUBLIC DISCLOSURE		48
12.1	Confidentiality of Transaction Confidential Information	48
12.2	Use of Confidential Information	49
12.3	Compelled Disclosure	49
12.4	Return of Confidential Information	49
12.5	Acknowledgments	50
12.6	Equitable Relief	50
12.7	Public Announcements	50
ARTICLE 13 INTELLECTUAL PROPERTY LICENCE		50
13.1	Ownership and Licensing	50
13.2	Infringement	52
ARTICLE 14 EXCLUSIVITY; OPTION TO PURCHASE		53
14.1	Exclusivity	53

14.2	Option to Purchase/Lease Other Projects	54
14.3	Emerald Carve Outs	54
ARTICLE 15 TERM AND TERMINATION		55
15.1	Term	55
ARTICLE 16 GOVERNING LAW; DISPUTES		57
16.1	Governing Law	57
16.2	Disputes	57
16.3	Amicable Resolution of Disputes	57
16.4	Resolution by Mediation	58
16.5	Arbitration	58
16.6	Restrictions	60
ARTICLE 17 GENERAL PROVISIONS		60
17.1	Guarantee of Emerald Therapeutics	60
17.2	Notices	60
17.3	Notice of Claims	62
17.4	Force Majeure	62
17.5	Assignment, Successors, etc	62
17.6	Entire Agreement	62
17.7	Further Assurances	63
17.8	Amendment and Waivers	63
17.9	Severability	63
17.10	References	63
17.11	[Redacted: Commercially Sensitive Information]	63
17.12	Time of Essence	63
17.13	Currency	63
17.14	Remedies; Specific Performance	64
17.15	No Contra Proferentem	64
17.16	Counterparts	64

Schedule A PROPERTY		A-1
Schedule B Initial Budget		B-1
Schedule C Illustration of Dilution Calculation		C-1
Schedule D Background intellectual property		D-1
Schedule E Accession Agreement		E-1
Schedule F [Redacted: Commercially Sensitive Information]		F-1

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT made as of June 6, 2017 (the “Execution Date”)

AMONG:

EMERALD HEALTH BOTANICALS INC., a corporation existing under the laws of the Province of British Columbia (“Emerald”)

- and –

EMERALD HEALTH THERAPEUTICS INC., a corporation existing under the laws of the Province of British Columbia (“Emerald Therapeutics”)

- and -

VILLAGE FARMS INTERNATIONAL, INC., a corporation existing under the Federal laws of Canada (“Village Farms”)

- and -

1121371 B.C. LTD., a corporation existing under the laws of the Province of British Columbia (the “Company”)

WHEREAS the Company was formed under the laws of the Province of British Columbia;

AND WHEREAS Emerald and Village Farms wish to enter into this Agreement to govern the business and affairs of the Company;

AND WHEREAS concurrent with the entering into of this Agreement, Village Farms, Emerald and/or the Company will enter into the Transaction Documents (as hereinafter defined), as applicable;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT for good and valuable consideration (the receipt and sufficiency of which are hereby conclusively acknowledged), the parties hereby agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Defined Terms

In this Agreement, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have the corresponding meanings:

(a)	“2 Year Hold Period” means the period commencing on the Execution Date and ending on the date which is two (2) years following the Execution Date;

(b)	“ACMPR” means the Access to Cannabis for Medical Purposes Regulations which came into force on August 24, 2016, and as may be amended from time to time;

(c)	“Acting Jointly or In Concert” means a Party acting jointly or in concert with another Person within the meaning of National Instrument 62-104 – Take-Over Bids and IssuerBids;

(d)	“Administrative Services” means the following services:

(i)	providing internal accounting and bookkeeping services, including reports and financial statements in accordance with Section 6.4; cash management services, including accounts payable and accounts receivable;

(ii)	communicating with the Auditor and audit administration;

(iii)	maintaining all required documentation required for the Company’s tax filings and compliance with all tax reporting obligations for the Company on a timely basis;

(iv)	providing services related to human resources, including, but not limited to: recruitment/selection of employees to provide services; managing payroll and employee benefits; services to cover employees and fixed term contractors; onboarding and induction service to new employees and contractors; organizational planning and advice; employee management and general administration to include workforce departure reports, management of employee data within agreed system of record, as well as, employee departure processing, leave management; and labour relations support-advice and policymanagement;

(v)	providing services related to the establishment of the Company’s own independent information technology systems, including, but not limited to: set- up, programming, maintenance, repairs, and troubleshooting on all hardware, software, and communications devices; back-up all data; set-up, maintenance, and troubleshooting of any web sites, email addresses, and other internet based applications; installation and maintenance or internet connection with appropriate firewalls; and any required training and ongoing support;

(vi)	providing assistance with transitioning the Administrative Services to the applicable officers of the Company pursuant to mandate descriptions at the expiry of the Administrative Services Period; and

(vii)	providing such other assistance, services or work related to the administration and general supervision of the Operations reasonably requested by the Company from time to time during the Administrative Services Period;

(e)	“Administrative Services Period” has the meaning given to such term in Section 4.1(a);

(f)

“Affiliate” of a Person means a Person which, directly or indirectly, is Controlled by such Person, or directly or indirectly Controls such Person or is directly or indirectly Controlled by a Person which also, directly or indirectly, Controls such Person;

(g)	“Agreement” means this shareholders agreement, as it may be amended or supplemented from time to time in accordance with the terms hereof;

(h)

“Applicable Law” means (a) any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation (including, but not limited to, the ACMPR) or by-law (zoning or otherwise); (b) any judgement, order, writ, injunction, decision, ruling, decree or award; (c) any regulatory instrument, policy, practice, protocol, guideline or directive; or (d) any franchise, licence, qualification, authorization, consent, exemption, waiver, right, permit or other approval, in each case, of any Governmental Authority and having the force of law, binding on or affecting the Person referred to in the context in which the term is used or binding on or affecting the property of such Person;

(i)

“Appraiser” means the qualified appraiser licensed in British Columbia or such other Province in which the Other Project is located, at Arm’s Length to the Shareholder appointing such appraiser and having a minimum of 10 years’ experience in agricultural business valuations as appointed in accordance with Section 8.5;

(j)	“Approved Operating Plan” means any Operating Plan that is approved by the Board;

(k)	“Arm’s Length” has the meaning set out in the Income Tax Act (Canada);

(l)	“Auditor” means n;

(m)

“Available Cash” means cash generated from operations of the Company, cash available from lenders, cash previously provided to the Company by any Shareholder (including without limitation, in the form of a Shareholder Contribution pursuant to a previous Approved Operating Plan or a Shareholder Contribution pursuant to a current Approved Operating Plan), and cash available from other sources (excluding any cash allocated to contingencies and reserves established by the Board) which, as determined by the President can be prudently used for the payment of expenses without adversely affecting to a material extent ongoing Operations (including contingencies and reserves established by the Board) or the satisfaction of Applicable Law;

(n)	“Bankruptcy Proceeding” means, in respect of any Person:

(i)	the filing by the Person of a petition or similar originating process for bankruptcy, reorganization or protection under Applicable Law;

(ii)	the commencement against the Person, with or without its consent or approval, of any proceeding, seeking its bankruptcy, liquidation or reorganization, the appointment of a receiver of its assets, or comparable relief, that in each case, is not stayed or dismissed within 30 days;

(iii)	the entry by a court of competent jurisdiction of a final and unappealable order granting the Person relief of the type described in clause (i) or (ii) above;

(iv)	the admission in writing by the Person of its inability to pay its debts generally as they become due; or

(v)	the making by the Person of a general assignment for the benefit of its creditors;

(n)	“Board” means the board of directors of the Company;

(o)	“Budget” means the annual operating and capital budget of the Company once approved by the Board;

(p)

“Business Day” means any day other than a Saturday or Sunday or any other day which shall be a statutory or civic holiday or day on which banking institutions are closed in the City of Toronto, Ontario or Vancouver, British Columbia;

(q)

“Cannabis” means all living or dead material, plants, seeds, plant parts or plant cells from any cannabis species or subspecies (including sativa, indica and ruderalis), including wet and dry material, trichomes, oil and extracts from cannabis;

(r)

“Change of Control” means the occurrence of any change in the Control or Effective Control of a Person. For greater certainty, a change in either the equity ownership or the voting control of a Person which results in a decrease in the beneficial ownership of or control over the equity value or voting rights or interests, respectively, of that Person from more than 50% to 50% or less of the outstanding equity values or voting rights or interests, respectively, shall be considered a Change of Control;

(s)

“Chargeable Cost” means all costs and expenses incurred for or in connection with Operations to the extent reflected in a Budget or otherwise expressly permitted under this Agreement, including but not limited to, Section 7.7 and will include, without limitation and without duplication, the following attributable thereto:

(i)	the rent payments under the Lease;

(ii)	all costs and expenses incurred to retrofit the Property and Structures to grow commercial Cannabis crops;

(iii)	License Costs; and

(iv)	all reasonable legal, accounting and advisory fees incurred by the Company and the Shareholders including, without limitation, in connection with the formation of the Company. With respect to such legal fees, $n of Village Farms’ historical legal fees will constitute legal fees in connection with the formation of the Company.

(t)

“Company Assets” means all real and personal property owned by or on behalf of the Company, including all intangibles, contracts, the Lease, plans, drawings, specifications, trade- names, the leasehold interests in the Property and the structures and improvements located on the Property and all monies and other real or personal property of theCompany;

(u)

“Company Confidential Information” means (i) all information and material of the Company, the Company’s affiliates, and/or their respective licensors, in oral, written, graphic, electronic or any other form or medium, that has or shall come into Village Farms’ or Emerald’s possession or knowledge in connection with or as a result of such party’s respective ownership interest in the Company, including information and material concerning the past, present or future customers, suppliers, technology, or business of the Company; (ii) any analyses, compilations, studies or other Documents prepared containing, incorporating or reflecting any Company Confidential Information; and (iii) all information about an identifiable individual or other information that is subject to any federal, provincial or other applicable statute, law or regulation of any governmental or regulatory authority in Canada relating to the collection, use, storage and/or disclosure of information about an identifiable individual, including the Personal Information and Protection of Electronic Documents Act (Canada) and equivalent provincial legislation, whether or not such information is confidential. For the purposes of this definition, “information” and “material” includes Know-How, data, patents, copyrights, trade secrets, processes, business rules, tools, business processes, techniques, programs, designs, formulae, marketing, advertising, financial, commercial, sales or programming materials, equipment configurations, system access codes and passwords, written materials, compositions, drawings, diagrams, computer programs, studies, works in progress, visual demonstrations, ideas, concepts, and other data. Notwithstanding the foregoing, with respect to Emerald or Village Farms, “Company Confidential Information” does not include information or material:

(i)	that is or becomes publicly available other than as a result of disclosure by such Party in violation of its obligations under this Agreement;

(ii)	that is already in such Party’s possession at the time of disclosure, provided that the source of such information was not known to such Party to be subject to a duty of confidentiality in respect of such information;

(iii)	that such Party independently develops without any use of or reference to the Company Confidential Information and which such independent development can be established by evidence that would be acceptable to a court of competent jurisdiction; or

(iv)	that such Party receives in good faith from a source (other than Company) which is not known by such Party to have made the disclosure in violation of any confidentiality obligations;

(v)	“Company Improvement Intellectual Property” has the meaning set out in Section 13.1(d);

(w)	“Company Proposed Acquisition Notice” has the meaning set out in Section 14.2(b);

(x)

“Confidential Documents” means any embodiment, in written, graphic, audio, video, electronic, or any other form or medium, which contains any Confidential Information, including any and all copies, papers, reproductions, slides and microfilms and any electronic media such as disks, tapes, other magnetic media, computer software and computer storage systems and, where this agreement calls for Confidential Documents to be destroyed, in the case of electronic media that can be permanently erased, such obligation means that such Confidential Documents shall be permanently erased. Notwithstanding the foregoing, the obligation to return or destroy Confidential Information shall not apply to Confidential Information that is maintained on routine computer system backup tapes, disks or other backup storage devices as long as such backed-up Confidential Information is not used, disclosed, or otherwise recovered from such backup devices;

(y)	“Confidential Information” means, collectively, the Company Confidential Information, Emerald Confidential Information and the Village Farms Confidential Information;

(z)	“Contribution Notice” has the meaning set out in Section 7.5(b);

(aa)	“Control” means:

(i)	when applied to the relationship between a Person and a corporation, the beneficial ownership by such Person at the relevant time of shares of such corporation: (A) carrying more than 50% of the voting rights ordinarily exercisable at meetings of shareholders of such corporation, or (B) representing more than 50% of the equity value of the corporation;

(ii)	when applied to the relationship between a Person and a partnership or joint venture, (A) the beneficial ownership by such Person at the relevant time of: (1) more than 50% of the voting interests of the partnership or joint venture, or (2) partnership or joint venture interests representing more than 50% of the equity value of the partnership or joint venture and (B) it can be reasonably expected that the Person directs the affairs of the partnership or joint venture; or

(iii)	when applied to the relationship between a person and a limited partnership, the beneficial ownership at the relevant time of: (A) shares of the general partner or general partners of such limited partnership carrying more than 50% of the voting rights ordinarily exercisable at meetings of shareholders of such general partner or general partners such that it can reasonably be expected that the Person directs the affairs of the limited partnership, or (B) partnership interests representing more than 50% of the equity value of the limited partnership; and

(i)	the term “Controlled by” has a corresponding meaning; provided that a Person (the “first-mentioned Person”) who Controls a corporation, partnership, limited partnership or joint venture (the “second-mentioned Person”) shall be deemed to Control a corporation, partnership, limited partnership or joint venture which is Controlled by the second-mentioned Person and so on.

(bb)	“Cost of the Administrative Services” has the meaning set forth in Section 4.1(c);

(cc)

“Cultivation License” means a license issued to the Company (i) pursuant to paragraph 35 of the ACMPR, as such paragraph may be revised or modified from time to time, and (ii) pursuant to any Applicable Laws granting the Company the authority to produce, possess and destroy Cannabis at the Property for medical uses and if permitted under Applicable Laws, non-medical uses;

(dd)

“Deadlock” means the members of the Board are unable to reach a decision with respect to a Vote in respect of an action listed in Section 5.4 of this Agreement, despite considering the matter at three (3) meetings of the Board;

(ee)	“Defaulted Amount” has the meaning set out in Section 8.2(a)(i);

(ff)	“Defaulting Shareholder” has the meaning set out in Section 8.1;

(gg)	“Delta 1 Assets and Operations” has the meaning ascribed thereto in the Delta 1 Call Agreement;

(hh)	“Delta 2 Assets and Operations” has the meaning ascribed thereto in the Delta 2 Call Agreement;

(ii)	“Delta 3 Assets and Operations” means the Lands, the Greenhouses and the Personal Property, as such terms are defined in the Lease;

(jj)

“Delta 1 Call Agreement” means the agreement entered into contemporaneous herewith between Village Farms, as vendor, and the Company, as purchaser, pursuant to which the Company, has the right to acquire the Delta 1 Assets and Operations, as the agreement may be amended, amended and restated, supplemented, replaced or otherwise modified from time to time;

(kk)

“Delta 2 Call Agreement” means the agreement entered into contemporaneous herewith between Village Farms, as vendor, and the Company, as purchaser, pursuant to which the Company, has the right to acquire the Delta 2 Assets and Operations, as the agreement may be amended, amended and restated, supplemented, replaced or otherwise modified from time to time;

(ll)	“Dilution Day” has the meaning set out in Section 8.2(a)(i);

(mm)	“Director” means a director of the Company;

(nn)	“Disclosing Party” means a Party disclosing information as contemplated by this Agreement;

(oo)	“Dispute Resolution Procedures” has the meaning set out in Section 16.2(a);

(pp)

“Disputes” means all differences, disagreements, questions, controversies or claims (including claims for indemnification) between the Shareholders as to the interpretation, application or administration of this Agreement, any aspect of the performance by a Shareholder of its obligation under this Agreement, any failure of the Board to reach agreement on any matter despite considering the matter at three (3) meetings of the Board or where agreement is otherwise called for under this Agreement or any other matter or question arising out of or relating to this Agreement;

(qq)

“Distribution License” means a license issued to the Company (i) pursuant to the ACMPR, and (ii) pursuant to any Applicable Laws granting the Company the authority to sell, provide, ship, deliver and transport Cannabis for medical uses and if permitted under Applicable Laws, non-medical uses;

(rr)	“Distributions” means dividends, share purchase and redemption moneys and distributions paid to the Shareholders by the Company;

(ss)	“Documents” has the meaning set out in Section 16.2(b);

(tt)

“Effective Control” means control in fact by one Person, together with its Affiliates and those with whom it is acting in concert, exercising effective control over another Person or over the decision-making of that other Person either directly or indirectly, whether through the holding of shares of the corporation or of any other corporation or through the holding of a significant portion  of any class of shares of the corporation or through the holding of units in a partnership or limited partnership or the outstanding debt of the corporation, the partnership or limited partnership or of any shareholder or member of the corporation, partnership or limited partnership or by any other means; any Person which holds voting or equity securities (as defined in the Securities Act (Ontario)) representing, in the aggregate, 50% or more of the outstanding voting securities of the Person shall be deemed to have “Effective Control” of that Person;

(uu)	“Emerald Background Intellectual Property” means the Intellectual Property detailed in Part 1 of Schedule D;

(x)

“Emerald Confidential Information” means (i) all information and material of Emerald and Emerald’s affiliates, and/or their respective licensors, in oral, written, graphic, electronic or any other form or medium, that has or shall come into Village Farms’ possession or knowledge in connection with or as a result of its ownership interest in the Company, including information and material concerning the past, present or future customers, suppliers, technology, or business of Emerald and Emerald’s affiliates; (ii) any analyses, compilations, studies or other Documents prepared by Village Farms or for Village Farms’ use containing, incorporating or reflecting any Emerald Confidential Information; and (iii) all information about an identifiable individual or other information that is subject to any federal, provincial or other applicable statute, law or regulation of any governmental or regulatory authority in Canada relating to the collection, use, storage and/or disclosure of information about an identifiable individual, including the Personal Information and Protection of Electronic Documents Act (Canada) and equivalent provincial legislation, whether or not such information is confidential. For the purposes of this definition, “information” and “material” includes Know-How, data, patents, copyrights, trade secrets, processes, business rules, tools, business processes, techniques, programs, designs, formulae, marketing, advertising, financial, commercial, sales or programming materials, equipment configurations, system access codes and passwords, written materials, compositions, drawings, diagrams, computer programs, studies, works in progress, visual demonstrations, ideas, concepts, and other data. Notwithstanding the foregoing, “Emerald Confidential Information” does not include information or material:

(i)	that is or becomes publicly available other than as a result of disclosure by Village Farms or the Company in violation of their respective obligations under this Agreement;

(ii)	that is already in Village Farms’ possession at the time of disclosure, provided that the source of such information was not known to Village Farms to be subject to a duty of confidentiality in respect of such information;

(iii)	that Village Farms independently develops without any use of or reference to the Emerald Confidential Information and which such independent development can be established by evidence that would be acceptable to a court of competent jurisdiction; or

(iv)	that Village Farms receives in good faith from a source (other than Emerald) which is not known by Village Farms to have made the disclosure in violation of any confidentiality obligations;

(ww)	“Emerald Improvement Intellectual Property” means all Improvements made solely by Emerald to the Emerald Background Intellectual Property after the Execution Date;

(xx)

“Emerald Initial Capital Contribution” means the capital contribution to be made by Emerald to the Company in the aggregate amount of $20,000,000 which capital contribution will be advanced in accordance with Section 7.1;

(yy)	“Employees” means those of the employees employed by Village Farms, selected and determined by Village Farms in its sole discretion;

(zz)

“Encumbrance” means any lien, charge, hypothec, pledge, mortgage, title retention agreement, covenant, condition, lease, license, security interest of any nature, claim, exception, reservation, easement, encroachment, right of occupation, right-of-way, right-of- entry, matter capable of registration against title, option, assignment, right of pre-emption, royalty, right, privilege or any other encumbrance or title defect of any nature whatsoever, regardless of form, whether or not registered or registrable and whether or not consensual or arising by any Applicable Law, and includes any contract to create any of theforegoing;

(aaa)

“Escrow Agreement” means the escrow agreement in respect of the $10,000,000 Portion of the Initial Contribution and the Escrowed Shares among Emerald, Village Farms and Torys LLP entered into on the date hereof;

(bbb)	“Escrowed Shares” has the meaning set out in Section 7.1(c);

(ccc)	“Expert” has the meaning set out in Section 16.5(a);

(ddd)	“Expert Appointment Deadline” has the meaning set out in Section 16.5(b);

(eee)

“Fair Market Value” means the fair market value of the Company or a Proportionate Interest or an Other Project, as the case may be, as determined by an Appraiser assuming that the Company or a Proportionate Interest or the Other Project, as the case may be, is offered for sale in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of the appraisal date and the passing of title from the seller to the buyer whereby: (i) the buyer and seller are typically motivated; (ii) both parties are well informed or well advised and acting in what they consider their own best interests; (iii) a reasonable time is allowed for exposure in the open market; (iv) payment is made in terms of cash in Canadian dollars or in terms of financial arrangements comparable thereto; and (v) the price represents the normal consideration for the Company unaffected by special or creative financing or sales concessions granted by anyone associated with the sale, but taking into account the assumption by the buyer of any financing to the extent that it may be assumed by the buyer. For clarity, there shall be no premium for a control position or discount for a minority position; and the Company shall be valued on a going-concern basis;

(fff)

“Force Majeure” means an event beyond the reasonable control of the applicable Party and not due to the act or omission by such Party and which by the exercise of reasonable diligence of the Party, the Party is unable to prevent or provide against (but does not include a failure by a Party to fund) that prevents or delays it from conducting the activities and performing the obligations contemplated by this Agreement, provided that the affected Party makes a good faith effort to resolve or avoid such delay; such events shall include, but not be limited to any fire or other casualty, acts of God, war, civil commotion, strike, lockout, picketing or other industrial disturbances, insurrection, terrorism, riots or action or inaction of any Governmental Authorities;

(ggg)	“Geographic Area” means anywhere in Canada;

(hhh)

“Governmental Authorities” means any municipal, regional, provincial or federal governments and their agencies, authorities, branches, departments, commissions, boards, having or claiming jurisdiction over the applicable Person or subject matter and any stock exchange on which the shares of the applicable Person are listed and “Governmental Authority” shall mean any one of the Governmental Authorities as the context requires;

(iii)	“Greenhouse” means a fully-enclosed permanent aluminum or fixed steel structure clad in glass, impermeable plastic, or polycarbonate used for the growing of crops utilizing direct sunlight;

(jjj)	“Hired Employee” has the meaning set out in Section 4.3(b);

(kkk)	“Improvements” means any and all improvements, variations, updates, modifications, extensions, enhancements or other changes made to Intellectual Property at any time after the Execution Date;

(lll)	“Indemnified Parties” has the meaning set forth in Section 4.3(f);

(mmm)	“Initial Budget” means, collectively the initial capital Budget of the Company as set forth in Schedule B;

(nnn)

“Intellectual Property” means (i) agricultural products, such as plants, seeds and germplasm of Cannabis, that have been characterized prior to the Execution Date, all trade secrets, Confidential Information, Know-How, standard operating procedures, processes, business rules, tools, business processes, techniques, specifications, designs and industrial designs, works of authorship, trade-marks (whether registered or unregistered), inventions and improvements and modifications thereto (including all related designs, technical information, models, drawings, specifications, formulas, schemas, prototypes, and architectural plans), patents, copyrights, software, computer programs, programming code, data, compilations of data, computer databases, system access codes and passwords, designs, marketing, advertising, financial, commercial, sales or programming materials, equipment configurations, written materials, compositions, drawings, diagrams, studies, works in progress, visual demonstrations, ideas, concepts, and all other related material and data, (ii) all drawings and proposed or implemented retrofitting of the Delta 3 Assets and Operations, or the assets and operations of an Other Project, and (iii) all vested, contingent and future rights, in any jurisdiction, to all of the foregoing under any applicable statutory provision or common law principle, and all rights of action, powers and benefits relating thereto, including the right to bring proceedings and claim or recover damages or other remedies in relation to any infringement;

(ooo)

“Know-How” means all information not publicly known or not independently developed by a third party that is used or required to be used in or in connection with any product existing in any form (including, but not limited to that comprised in or derived from horticultural, engineering, chemical and other data, specifications, formulae, experience, drawings, manuals, component lists, instructions, designs and circuit diagrams, brochures, catalogues and other descriptions) and relating to:

(i)	the design, development, manufacture or production of any products;

(ii)	the design or retrofitting of any building;

(iii)	the operation of any process;

(iv)	the provision of any services;

(v)	the selection, procurement, construction, installation, maintenance or use of raw materials, plant, machinery or other equipment or processes;

(vi)	the rectification, repair or service or maintenance of products, plant, machinery or other equipment;

(vii)	the supply, storage, assembly or packing of raw materials, components or partly manufactured or finished products; or

(viii)	quality control, testing or certification;

(ppp)

“Lease” means the agreement entered into contemporaneous herewith with Village Farms and Village Farms Canada Limited Partnership, as the landlord and the Company, as the tenant, constituting a lease of the Property and the Structures, as the agreement may be amended, amended and restated, supplemented, replaced or otherwise modified from time to time;

(qqq)	“License Costs” has the meaning set out in Section 4.2;

(rrr)

“License Termination Date” means the date on which there is an affirmative Vote of at least a majority of the votes cast at a Board meeting at which a quorum is present that the Company cease pursuing a Cultivation License and/or Distribution License in connection with the Delta 3 Assets and Operations;

(sss)

“Licenses” means all licenses required from Governmental Authorities to grow, cultivate, and produce Cannabis at the Property and, if applicable, at the Delta 1 Assets and Operations, at the Delta 2 Assets and Operations and any other property leased or owned by the Company for the Operations, and to sell, provide, ship, deliver and transport Cannabis in Canada and all other licenses required by the Company to carry on the Operations, including but not limited to the Cultivation License and the Distribution License;

(ttt)

“Losses” means damages, fines, penalties, deficiencies, losses, liabilities, including settlements and judgments, costs and expenses of any kind, character or description (including payments, refunds and delivery of additional goods and/or services, interest, reasonable fees and expenses of legal counsel, or other professionals);

(uuu)

“Marketable Securities” means any equity securities which are listed on the TSX Venture Exchange, Toronto Stock Exchange, the New York Stock Exchange, the NASDAQ National Market, the NASDAQ Small Cap Market or, NYSE MKT and in respect of which (1) the amount to be distributed to a Shareholder amounts to less than 25% of the average daily trading volume of such securities on the relevant exchange or market for the immediately preceding 30 trading day period, and (2) such equity securities are not subject to any statutory, regulatory, contractual, or other hold period or resale restriction other than a restriction requiring the filing of a notice only (without requiring any approval);

(vvv)	“Minister” means the Minister of Health;

(www)	“Non-Defaulting Shareholder” has the meaning set out in Section 8.1;

(xxx)	“Notice of Dispute” has the meaning set out in Section 16.3(c);

(yyy)

“Operating Plan” means for each calendar year: (a) a description of the proposed Operations for such year; (b) an estimate of revenue to be received by the Company from the sale of Cannabis products; (c) the Budget, including a description of the sources of funding to be utilized in the implementation of an Operating Plan, the particulars of the methods of funding from such sources and estimates of when the funds will be needed for the Operating Plan; and (d) such other matters as the President may reasonably consider to be necessary to illustrate the results intended to be achieved by the Operating Plan;

(zzz)

“Operations” means the growth, cultivation, extraction, production, sale and distribution of Cannabis and Cannabis-related products from Greenhouse facilities in Canada for therapeutic, and if permitted by Applicable Law, non-therapeutic use purposes, together with ancillary activities in connection therewith;

(aaaa)	“Option Notice” has the meaning set out in Section 14.2(a); (bbbb)

“Option Period” has the meaning set out in Section 14.2(a); (cccc)

“Other Project” has the meaning set out in Section 14.2;

(dddd)	“Other Shareholder” has the meaning set out in Section 10.3(a); (eeee)

“Panel” has the meaning set out in Section 16.5(a);

(ffff)	“Parties” means, collectively, Emerald, Emerald Therapeutics, Village Farms and the Company, and their respective successors and permitted assigns;

(gggg)	“Person” means any individual, corporation or other body corporate, partnership, trustee, trust or unincorporated association, joint venture, syndicate, sole proprietorship, other form of business enterprise, executor, administrator or other legal representatives, regulatory body or agency or Governmental Authority, however designated or constituted;

(hhhh)	“Prime Rate” means, for any day, the annual rate of interest equal to the rate which The Bank of Montreal establishes at its principal office in Toronto as the reference rate of interest to determine interest rates it will charge on such day for commercial loans in Canadian dollars made to its customers in Canada and which it refers to as its “prime rate ofinterest”;

(iv)	“Property” means the lands and premises municipally known as 4431 80th Street, Delta, British Columbia and legally described in Schedule A but expressly excluding the Greenhouses and the other structures and improvements located thereon;

(jjjj)	“Proportionate Interest” means, at any time, for a Shareholder, the amount (expressed as a percentage) determined by the formula A ÷ B, where:

A	is the total Shares of the Company held by the Shareholder

B	is the total Shares of the Company held by all Shareholders at that time.

The Parties acknowledge that a Shareholder’s Proportionate Interest may be recalculated from time to time in accordance with Section 8.3;

(kkkk)	“Prospective Seller” has the meaning set out in Section 10.3(a);

(llll)	“Prospective Seller’s Offer” has the meaning set out in Section 10.3(a);

(mmmm)	“Purchase Notice” has the meaning set out in Section8.4(b);

(nnnn)	“Purpose” means the purpose of growing, cultivating, extracting, producing, selling and distributing Cannabis grown in a Greenhouse for medical, and if permitted by Applicable Law, non-medical purposes;

(oooo)	“Receiving Party” means a Party receiving confidential information as contemplated by this Agreement;

(pppp)	“Redaction Requirement” has the meaning set forth in Section 12.1(a);

(qqqq)	“Related Party” means an Affiliate of a Shareholder and any other Person that is not at Arm’s Length to a Shareholder;

(rrrr)	“Representative” means, in the case of either Party, such Party’s and its Affiliates’ respective directors, officers, employees, lawyers, accountants, consultants, agents or financial advisors;

(ssss)	“Required Documents” has the meaning set out in Section 8.4(c)(ii);

(tttt)	“Security Clearance” means a security clearance granted by the Minister under Section 112 of the ACMPR, as such section may be revised or modified from time to time , or pursuant to Applicable Laws;

(uuuu)	“Security Discharge Termination Notice” has the meaning set forth in Section 4.4;

(vvvv)	“Severance Costs” has the meaning set forth in Section 4.3(h);

(wwww)	“Share Capital” means payments made to the Company for the issue of Shares in the capital of the Company;

(xl)	“Shareholder Contributions” means funds provided to the Company by the Shareholders as Share Capital;

(yyyy)	“Shareholder Loan” has the meaning set out in Section 8.2(a)(ii);

(zzzz)	“Shareholders” at any particular time means, individually, any Person who at that time owns any Shares and who, in accordance with the provisions hereof or by operation of law, becomes bound by the provisions of this Agreement, and its respective successors and permitted assigns hereunder, and “Shareholders” means the Shareholders collectively;

(aaaaa)	“Shares” means the common shares in the Company, any securities into which those common shares may be converted, exchanged, reclassified, redesignated, subdivided, consolidated or otherwise changed from time to time and any securities of any successor corporation to or corporation continuing from the Company into which those common shares or such other securities may be changed or converted as a result of any merger, recapitalization or reorganization, statutory or otherwise;

(bbbbb)	“Structures” means the Greenhouses and other structures and improvements located on the Property;

(ccccc)	“Third Party” has the meaning set out in Section 10.3(a); (ddddd)

“Third Party Offer” has the meaning set out in Section10.3(a);

(eeeee)	“Transaction Confidential Information” means the terms of this Agreement and any other information and Intellectual Property concerning any matters affecting or relating to the business, Operations, assets, results or prospects of any Party, including information regarding plans, budgets, costs, processes, results of experimentation and other data, except to the extent that such information has already been publicly released by a Party as allowed herein or that the Party providing such information can demonstrate was previously publicly released by a Person who did not do so in violation or contravention of any duty or agreement;

(fffff)	“Transaction Documents” means the Lease, Delta 1 Call Agreement, Delta 2 Call Agreement, and Escrow Agreement;

(ggggg)	“Transfer” means to sell, transfer, grant, assign, donate, create an Encumbrance or otherwise convey or dispose of (including by way of an earn-in, back-in right or any synthetic disposal of economic rights), or commit to do any of the foregoing;

(hhhhh)	“Village Farms Confidential Information” means: (i) all information and material of Village Farms and Village Farms’ affiliates, and/or their respective licensors, in oral, written, graphic, electronic or any other form or medium, that has or shall come into Emerald’s possession or knowledge in connection with or as a result of its ownership interest in the Company, including information and material concerning the past, present or future customers, suppliers, technology, or business of Village Farms and Village Farms’ affiliates; (ii) any analyses, compilations, studies or other Documents prepared by Emerald or for Emerald’s use containing, incorporating or reflecting any Village Farms Confidential Information; and (iii) all information about an identifiable individual or other information that is subject to any federal, provincial or other applicable statute, law or regulation of any governmental or regulatory authority in Canada relating to the collection, use, storage and/or disclosure of information about an identifiable individual, including the Personal Information and Protection of Electronic Documents Act (Canada) and equivalent provincial legislation, whether or not such information is confidential. For the purposes of this definition, “information” and “material” includes Know-How, data, patents, copyrights, trade secrets, processes, business rules, tools, business processes, techniques, programs, designs, formulae, marketing, advertising, financial, commercial, sales or programming materials, equipment configurations, system access codes and passwords, written materials, compositions, drawings, diagrams, computer programs, studies, works in progress, visual demonstrations, ideas, concepts, and other data. Notwithstanding the foregoing, “Village Farms Confidential Information” does not include information or material:

(i) that is or becomes publicly available other than as a result of disclosure by Emerald or the Company in violation of their respective obligations under this Agreement;

(ii)	that is already in Emerald’s possession at the time of disclosure, provided that the source of such information was not known to Emerald to be subject to a duty of confidentiality in respect of such information;

(iii)	that Emerald independently develops without any use of or reference to the Village Farms Confidential Information and which such independent development can be established by evidence that would be acceptable to a court of competent jurisdiction; or

(iv)	that Emerald receives in good faith from a source (other than Village Farms) which is not known by Emerald to have made the disclosure in violation of any confidentiality obligations.

(v)	“Village Farms Background Intellectual Property” means the Intellectual Property detailed in Part 2 of Schedule D;

(jjjjj)	“Village Farms Improvement Intellectual Property” means all Improvements made solely by Village Farms to the Village Farms Background Intellectual Property after the Execution Date;

(kkkkk)	“Village Farms Indemnified Parties” has the meaning set out in Section 4.1(f); and (lllll)

“Vote” has the meaning set out in Section 5.2(f).

1.2	Rules of Construction

In this Agreement:

(a)	the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b)	references to an “Article”, “Section” or “Schedule” followed by a number or letter refer to the specified Article or Section of or Schedule to this Agreement;

(c)	the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)	words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa;

(e)	unless otherwise indicated, any reference to a statute, regulation or rule shall be construed to be a reference thereto as the same may from time to time be amended, re-enacted or replaced, and any reference to a statute shall include any regulations or rules made thereunder;

(f)	the words “include”, “includes” and “including” mean “include”, “includes” or “including”, in each case, “without limitation”;

(g)	reference to any agreement or other instrument in writing means such agreement or other instrument in writing as amended, modified, replaced or supplemented from time to time;

(h)	unless otherwise indicated, time periods within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

(i)	whenever any payment to be made or action to be taken hereunder is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next following Business Day.

1.3	Currency

Unless otherwise indicated, all dollar amounts in this Agreement are expressed in Canadian dollars.

1.4	Schedules

The following Schedules are attached to and form an integral part of this Agreement:

Schedule A	-	Property
Schedule B	-	Initial Budget
Schedule C	-	Illustration of Dilution Calculation
Schedule D	-	Background Intellectual Property
Schedule E	-	Accession Agreement
Schedule F	-	[Redacted: Commercially Sensitive Information]
Schedule G	-	Emerald Organizational Chart

1.5	Additional Shares

Each Shareholder agrees that all Shares hereafter acquired by such Shareholder shall be subject in all respects to the provisions of this Agreement.

1.6	Company to Be Bound

The Company covenants and agrees that to the full extent it has the capacity and power at law to do so, it will carry on its business and operations in accordance with the provisions of this Agreement and take no action which would constitute a contravention of any of the terms or provisions hereof.

ARTICLE 2
NATURE AND SCOPE OF AGREEMENT

2.1	Purpose and Goal of Company

The Shareholders formed the Company with the principal purpose of undertaking the Purpose. The goal of the Company is to operate as the lowest cost Greenhouse producer of Cannabis in the Canadian industry without sacrificing product quality. The Company will have the exclusive responsibility to develop Intellectual Property as it relates to the Purpose.

2.2	Purposes of Agreement

In addition to the other matters set forth herein, the Shareholders have entered into this Agreement to establish terms for the governance of the Company, the ownership of the Shares, the funding of the Company and the conduct of Operations.

2.3	No Partnership or Agency; Ability to Pursue Business Interests

(a) Nothing in this Agreement will be deemed to constitute Emerald or Village Farms as the partner, agent or legal representative of the other or to create any fiduciary relationship between them. It is not the intention of the Parties to create, nor shall this Agreement be construed to create, any commercial or other partnership.

(b) Except as expressly provided herein to the contrary or in the Transaction Documents, nothing in this Agreement shall be deemed or construed to restrict, in any way, the freedom of either of Village Farms or its Affiliates or Emerald or its Affiliates to conduct or engage in any other business or activity whatsoever, without any accountability whatsoever to the other Parties hereto, and without requiring the consent of the other Parties hereto.

2.4	Priority of Agreements

The Shareholders agree that to the extent permitted by Applicable Law, in the event of any conflict between the terms of this Agreement and the constating documents of the Company, the terms of this Agreement are intended to govern and shall prevail, and the Shareholders shall use their best efforts and vote their Shares from time to time to cause the constating documents of the Company, as applicable, to be amended to remove such conflict, ambiguity or inconsistency and to permit the Company and its affairs to be carried out in accordance with this Agreement to the greatest extent possible.

2.5	Liability Several

Except as otherwise provided herein, the rights, duties, obligations and liabilities of the Shareholders under the Company’s constating documents and this Agreement shall be several and not joint or collective. Except as otherwise provided herein or in the Transaction Documents, each Shareholder shall be responsible only for its obligations as set out in the Company’s constating documents, in this Agreement and in the Transaction Documents and shall be liable only for its share of costs and expenses as provided herein.

2.6	Implied Covenants

There are no implied covenants contained in this Agreement other than those of good faith and honest dealing. In deliberating matters before the Board, each Director will act in good faith and in the best interests of the Company provided that he or she may also consider the interests of the Shareholder that nominated such Director.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES; CONDITIONS

3.1	Representations and Warranties of Emerald and Emerald Therapeutics

As of the Execution Date, each of Emerald and Emerald Therapeutics represents and warrants to Village Farms and the Company as follows, and each of Emerald and Emerald Therapeutics acknowledges that Village Farms and the Company are relying upon such representations and warranties in connection with the execution and delivery of this Agreement:

(a) Organization; Status; Formation and Organization Documents. Each of Emerald and Emerald Therapeutics is duly formed and organized and validly subsisting under the laws of Province of British Columbia, is qualified to do business in the Province of British Columbia and has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Transaction Documents to which Emerald is a party.

(b) Approval. This Agreement and the Transaction Documents to which each of Emerald and Emerald Therapeutics is a party have been duly approved, executed and delivered by each of Emerald and Emerald Therapeutics, as applicable, and constitute legal, valid and binding obligations of each of Emerald and Emerald Therapeutics, as applicable, enforceable against each of Emerald and Emerald Therapeutics, as applicable, in accordance with their terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Applicable Laws relating to or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity and public policy and to the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction.

(c) Corporate Organization. The chart attached hereto as Schedule G accurately sets out the ownership structure of Emerald and Emerald Therapeutics as of the Execution Date.

(d) No Breach. All material indentures, mortgages, deeds of trust, agreements or other instruments to which either of Emerald or Emerald Therapeutics is party are valid and subsisting and no breach exists in respect thereof on the part of either Emerald or Emerald Therapeutics, in each case, which would or could have a material adverse effect upon the Company or its business or, to the best of its knowledge, information and belief, the Company Assets.

(e) No Conflicts. The execution, delivery and performance of this Agreement and each Transaction Document to which each of Emerald and Emerald Therapeutics is a party by each of Emerald and Emerald Therapeutics does not and will not: (i) in any material way, conflict with or result in or cause any violation under any Applicable Law; (ii) in any material way, conflict with or result or cause a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, partnership agreement, operating agreement or other agreement or instrument to which each of Emerald and Emerald Therapeutics is party; or (iii) result in the creation or imposition of any Encumbrance upon any Company Assets.

(f) Governmental Consents. No consent, approval, authorization or order of, or qualification with, any court or Governmental Authority is required in connection with the execution, delivery or performance by any of Emerald or Emerald Therapeutics of this Agreement or any of the Transaction Documents to which Emerald or Emerald Therapeutics is a party.

(g) No Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other Person now pending or threatened against or affecting any of Emerald or Emerald Therapeutics, which would or could have a material adverse effect upon the Company or its business or, to the best of its knowledge, information and belief, the Company Assets.

(h) Charges and Convictions. Neither Emerald nor Emerald Therapeutics has been charged, threatened to be charged or convicted under any Applicable Law nor disbarred by any Governmental Authority. Neither Emerald nor Emerald Therapeutics has been and, to the best of its knowledge, is not under investigation by any Governmental Authority.

(i) Solvency. Each of Emerald and Emerald Therapeutics is solvent as of the Execution Date. Neither Emerald nor Emerald Therapeutics is a debtor in any outstanding action or proceeding pursuant to any Bankruptcy Proceeding and neither Emerald nor Emerald Therapeutics is: (i) contemplating either the filing of a petition or application by Emerald under any Bankruptcy Proceeding or the liquidation of all or any portion of its assets or property; or (ii) aware that any other Person is contemplating the filing against Emerald of a petition or application under any Bankruptcy Proceeding.

(j) Residency. Each of Emerald and Emerald Therapeutics is not and at all times during the term of this Agreement shall not be a non-resident of Canada for purposes of the Tax Act.

(k) Intellectual Property. Emerald holds all right, title and interest in and to all of the Emerald Background Intellectual Property and has the right to grant to the Company the licenses to the Emerald Background Intellectual Property as set forth in this Agreement. No other Person has infringed, misappropriated, violated or otherwise conflicted with or harmed any of the Emerald Background Intellectual Property. The Emerald Background Intellectual Property does not comprise any royalty-bearing Intellectual Property licenses to Emerald or Emerald Therapeutics. To the best of Emerald’s knowledge, use of the Emerald Background Intellectual Property for the Purpose does not infringe, misappropriate, violate or otherwise conflict with or harm the intellectual property rights of any other Person and no related actions or proceedings have been instituted or are pending or threatened. To the best of Emerald’s knowledge, the Emerald Background Intellectual Property is the only Intellectual Property owned by Emerald or Emerald Therapeutics (or to which Emerald or Emerald Therepeutics’ has a right to use) as of the Execution Date that is required to fulfill the Purpose.

(l) Current Health Canada Cannabis Licenses. Emerald holds license 10-MM0005/201 issued by Health Canada to grow, produce, cultivate, extract and sell Cannabis and such license is in good standing and in full force and effect. To the best of the knowledge of Emerald there are no pending or threatened actions by Health Canada in relation to such license.

3.2	Representations and Warranties of Village Farms

As of the Execution Date, Village Farms represents and warrants to Emerald and the Company as follows, and Village Farms acknowledges that Emerald and the Company are relying upon such representations and warranties in connection with the execution and delivery of this Agreement:

(a) Organization; Status; Formation and Organization Documents. Village Farms is duly formed and organized and validly subsisting under the Federal laws of Canada, is qualified to do business in the Province of British Columbia and has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Transaction Documents to which Village Farms is a party.

(b) Approval. This Agreement and the Transaction Documents to which Village Farms is a party have been duly approved, executed and delivered by Village Farms and constitute legal, valid and binding obligations of Village Farms enforceable against Village Farms in accordance with their terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Applicable Laws relating to or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity and public policy and to the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction.

(c) Share Ownership and Management Control. The ownership structure of Village Farms is, as of the Execution Date, as set out in its current annual information form dated March 31, 2017, which is available under Village Farms’ profile on SEDAR at www.sedar.com.

(d) [Redacted: Commercially Sensitive Information]

(e) No Breach. All material indentures, mortgages, deeds of trust, agreements or other instruments to which Village Farms is party are valid and subsisting and no breach exists in respect thereof on the part of Village Farms, in each case, which would or could have a material adverse effect upon the Company or its business or, to the best of its knowledge, information and belief, the Company Assets.

(f) Governmental Consents. No consent, approval, authorization or order of, or qualification with, any court or Governmental Authority is required in connection with the execution, delivery or performance by Village Farms of this Agreement or any of the Transaction Documents to which Village Farms is a party.

(g) No Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other Person now pending or threatened against or affecting Village Farms, the Property or the Structures which would or could have a material adverse effect upon the Company or its business or, to the best of its knowledge, information and belief, the CompanyAssets.

(h) Charges and Convictions. Village Farms has not been charged, threatened to be charged or convicted under any Applicable Law nor disbarred by any Governmental Authority. Village Farms has not been and is not under investigation by any Governmental Authority.

(i) Solvency. Village Farms is solvent as of the Execution Date. Village Farms is not a debtor in any outstanding action or proceeding pursuant to any Bankruptcy Proceeding and Village Farms is not: (i) contemplating either the filing of a petition or application by Village Farms under any Bankruptcy Proceeding or the liquidation of all or any portion of its assets or property; and (ii) aware that any other Person is contemplating the filing against Village Farms of a petition or application under any Bankruptcy Proceeding.

(j) Residency. Village Farms is not and at all times during the term of this Agreement shall not be a non-resident of Canada for purposes of the Tax Act.

(k) Intellectual Property. Village Farms holds all right, title and interest in and to all of the Village Farms Background Intellectual Property and has the right to grant to the Company the licenses to the Village Farms Background Intellectual Property as set forth in this Agreement. No other Person has infringed, misappropriated, violated or otherwise conflicted with or harmed any of the Village Farms Background Intellectual Property. The Village Farms Background Intellectual Property does not comprise any royalty-bearing Intellectual Property licenses to Village Farms. To the best of Village Farms’ knowledge, use of the Village Farms Background Intellectual Property for the Purpose does not infringe, misappropriate, violate or otherwise conflict with or harm the intellectual property rights of any other Person and no related actions or proceedings have been instituted or are pending or threatened. To the best of Village Farms’ knowledge, the Village Farms Background Intellectual Property is the only Intellectual Property owned by Village Farms (or which Village Farms has a right to use) as of the Execution Date that is required to fulfill the Purpose.

3.3	Survival

(a) The foregoing representations and warranties made by Emerald in Section 3.1 and Village Farms in Section 3.2 shall survive the execution and delivery of this Agreement and shall not merge on the Execution Date.

ARTICLE 4
TRANSITION PERIOD

4.1	Administrative Services

(a) Village Farms covenants and agrees that it shall provide the Administrative Services without charge or fee (except in respect of the Cost of the Administrative Services) to the Company for a period of six months commencing on the Execution Date and ending at 5:00 p.m. (Vancouver time) on the six month anniversary of the Execution Date (the “Administrative Services Period”).

(b) Village Farms will use reasonable commercial efforts, skill and judgment in performing the Administrative Services. Without limiting the foregoing, Village Farms will perform, or cause to be performed, the Administrative Services in a timely and workmanlike manner and will furnish competent and adequate staff as is necessary to conduct the Administrative Services. Any staff engaged by Village Farms to provide the Administrative Services shall not be employees of the Company and, subject to Section 4.1(c), all costs relating to their employment, termination or severance shall be the sole responsibility of Village Farms. The withholding and payment of any amounts required to be withheld and paid to any Governmental Authority, including without limitation, workers compensation premiums, unemployment insurance premiums, Canada Pension Plan payments, federal or provincial income taxes, and employer’s health taxes, shall be withheld and paid by Village Farms.

(c) Village Farms shall be reimbursed by the Company for all properly documented reasonable costs and expenses incurred by Village Farms in connection with the provision of the Administrative Services including without limitation, a reasonable allocation (pro rata based on time spent) of any salaries, benefits and taxes (including without limitation, workers compensation premiums, unemployment insurance premiums, Canada Pension Plan payments, federal or provincial income taxes, and employer’s health taxes) paid to Village Farms’ employees who dedicate only a portion of their time to the provision of the Administrative Services and related payments/contributions to Governmental Authorities (collectively the “Cost of the Administrative Services”). There shall be no mark-up by Village Farms on the Cost of the Administrative Services.

(d) Village Farms will be entitled to submit to the Company monthly invoices together with reasonable supporting documentation for the Cost of the Administrative Services during the calendar month immediately preceding, which invoices will show the total amount due to Village Farms from the Company, any applicable credits, and applicable Taxes, each set out as specific line items. The Company will pay, and Village Farms will remit, taxes to all applicable Governmental Authorities as required by Applicable Law. The Company will pay all invoices within 30 days from date of receipt of the invoice together with reasonable supporting documentation. For clarity, Village Farms will not be entitled to withdraw funds from any bank account it shall establish on behalf of the Company in order to pay the said invoices. If there shall be an unresolved dispute concerning the monthly invoices, either Shareholder shall have the right to submit the matter to the Dispute Resolution Procedures; prior to resolution of the dispute, the Company shall not be required to pay Village Farms for the items on the invoice that are in dispute.

(e) Forthwith following the expiry of the Administrative Services Period, Village Farms shall promptly deliver all books and records maintained by Village Farms to the President or to such third party as directed by the President, including all information relating to the Operations which is stored by Village Farms in any computer, microfiche records or other information storage medium.

(f) The Company shall defend, indemnify and save Village Farms and its Affiliates and its and their directors, officers and employees (collectively, the “Village Farms Indemnified Parties”) harmless from and against any and all Losses incurred by the Village Farms Indemnified Parties of any nature in connection with, resulting from or relating to the provision of the Administrative Services, including as a result of personal injury including death and property damage and Losses suffered by third parties; provided that the Company shall not be required to reimburse or indemnify any Village Farms Indemnified Party for any Losses to the extent such Losses arise from the negligence or wilful misconduct of any Village Farms Indemnified Party or any breach or default under this Section 4.1(f). Notwithstanding any other provision in this Agreement, the Company shall not be required to indemnify the Village Farms Indemnified Parties, or to be liable to the Village Farms Indemnified Parties, for special, indirect, incidental, contingent or consequential damages, however occasioned, even if the Village Farms Indemnified Parties has advised the Company of the possibility of suchdamages.

4.2	Emerald to Lead Licensing on Behalf of the Company

(a) Immediately following the Execution Date, the Company will commence the process of applying for the Licenses in connection with the Delta 3 Assets and Operations with Emerald, subject to guidance and direction from the Board, taking the lead in this process. Emerald will act diligently and in good faith in pursuing the Licenses on behalf of the Company. Emerald covenants and agrees to:

(i)	license to the Company all Emerald Background Intellectual Property and other assets in its control which are reasonably necessary to allow the Company to secure all Licences in connection with the Delta 3 Assets and Operations; and

(ii)	grant to the Company a right to cross-reference all regulatory submissions on file in connection with the Licenses in connection with the Delta 3 Assets and Operations, if such cross-reference facilitates the screening, review or issuance of the Licenses in connection with the Delta 3 Assets and Operations.

(b) Emerald shall be reimbursed by the Company for all properly documented reasonable costs and expenses incurred by Emerald in connection with obtaining the Licenses in connection with the Delta 3 Assets and Operations including without limitation, a reasonable allocation (pro rata based on time spent) of any salaries, benefits and taxes (including without limitation, workers compensation premiums, unemployment insurance premiums, Canada Pension Plan payments, federal or provincial income taxes, and employer’s health taxes) paid to Emerald’s employees who dedicate only a portion of their time to assisting the Company with obtaining the Licenses in connection with the Delta 3 Assets and Operations and related payments/contributions to Governmental Authorities (collectively the “License Costs”). There shall be no mark-up by Emerald on the License Costs.

(c) Emerald will be entitled to submit to the Company monthly invoices together with reasonable supporting documentation for the License Costs during the calendar month immediately preceding, which invoices will show the total amount due to Emerald from the Company, any applicable credits, and applicable Taxes, each set out as specific line items. The Company will pay, and Emerald will remit, taxes to all applicable Governmental Authorities as required by Applicable Law. The Company will pay all invoices within 30 days from date of receipt of the invoice together with reasonable supporting documentation. For clarity, Emerald will not be entitled to withdraw funds from any bank account it shall establish on behalf of the Company in order to pay the said invoices. If there shall be an unresolved dispute concerning the monthly invoices, either Shareholder shall have the right to submit the matter to the Dispute Resolution Procedures; prior to resolution of the dispute, the Company shall not be required to pay Emerald for the items on the invoice that are in dispute.

(d) After receiving the Licenses in connection with the Delta 3 Assets and Operations, which Licenses shall be owned by the Company, the Company shall plant, grow and distribute Cannabis in accordance with the terms of the Licenses, the Operating Plan and this Agreement as soon aspossible.

4.3	Employee Matters

(a) Prior to the Company’s receipt of the initial Cultivation License in connection with the Delta 3 Assets and Operations (or earlier), Village Farms will identify the Employees to the Company and will provide the Company with the following information for each of the Employees: years of service; position; salary or wage rate; a description of any group insurance or retirement benefits arrangements; and bonus eligibility.

(b) Following the Company’s receipt of the initial Cultivation License in connection with the Delta 3 Assets and Operations and in any event no later than five Business Days thereafter, the Company will offer in writing continuation of employment to those Employees who it wishes to hire, subject to examination and approval by Emerald and subject further to each such Employee being eligible to receive the necessary Security Clearance with the Minister under the ACMPR or other approvals required under Applicable Laws in order to be employed by the Company and provide services pursuant to the Licences and Applicable Laws, in each case on terms and conditions no less favourable than the Employee holds with Village Farms as at such date and with recognition of all of the Employee’s prior service with Village Farms for all purposes. Each Employee who accepts an offer of employment with the Company will be a “Hired Employee”, and each such offer shall include an assignment to the Company of any and all Intellectual Property created by the Hired Employee during the course of the Hired Employee’s employment with the Company.

(c) Upon the commencement of each Hired Employee’s employment with the Company, the Company shall assume and be responsible for, and shall defend, indemnify and save Village Farms and its directors, officers and employees harmless from and against, all liabilities and obligations for, and any Losses arising out of or related to, the employment and any termination of employment of such Hired Employee, except as set out in Section 4.3(d) and Section 4.3(h).

(d) Village Farms will be responsible for and pay each Hired Employee in full for any unpaid salary, wages, bonus entitlement and vacation pay accrued during each such Hired Employee’s employment with Village Farms prior to the date that such Hired Employee commences employment with the Company and will indemnify the Company from and against any and all Losses incurred by the Company in connection therewith.

(e) From time-to-time, as reasonably requested by the Company, Village Farms and Emerald will second employees to the Company to provide certain services. In such cases, Village Farms and Emerald, as applicable, will, in consultation with the Company, determine the appropriate manner in which such employees will be seconded to comply with Applicable Laws and to ensure no adverse impact on the good standing of the Licenses. The Company will reimburse Village Farms and Emerald on an out- of-pocket cost-recovery basis for each such seconded employee’s reasonable time spent and reasonable expenses incurred by the seconded employee in providing such services.

(f) In accordance with the Intellectual Property licenses granted to the Company in Section 13.1(b) of this Agreement, each of Village Farms and Emerald will provide necessary growing oversight and input from its senior growing and development teams as needed and shall be reimbursed, on a monthly basis, by the Company for all properly documented reasonable costs and expenses incurred by Village Farms or Emerald, as the case may be, in connection with providing such oversight and input. There shall be no mark-up by Emerald or Village Farms on such costs and expenses.

(g) The Company shall defend, indemnify and save Emerald, Village Farms and their Affiliates and their respective directors, officers and employees (collectively, the “Indemnified Parties”) harmless from and against any and all Losses incurred by the Indemnified Parties of any nature in connection with, resulting from or relating to the secondment of any employees of Emerald, Village Farms and their Affiliates to the Company, including as a result of personal injury including death and property damage and Losses suffered by third parties; provided that the Company shall not be required to reimburse or indemnify any Indemnified Party for any Losses to the extent such Losses arise from the negligence or wilful misconduct of any Indemnified Party or any breach or default under this Section4.2.

(h) Where the Company terminates a Hired Employee’s employment relationship on a “without cause” basis, either Village Farms or Emerald shall be given an opportunity to offer employment to the Hired Employee. If Village Farms or Emerald offers such Hired Employee employment and the Hired Employee accepts the offer, the other Party, as between Village Farms and Emerald, will have no liability for any Losses arising from or relating to the cessation of the employee’s employment with the Company. If neither Village Farms nor Emerald makes an offer of employment to such Hired Employee, or Village Farms or Emerald offers the Hired Employee employment but the Hired Employee rejects the offer, then Village Farms will reimburse the Company for its pro rata portion of the reasonable out-of- pocket costs for pay in lieu of notice of termination or severance (but excluding working notice), if any, incurred by the Company that arise from the termination of the Hired Employee’s employment with the Company (“Severance Costs”) to be determined based on the ratio, expressed as a percentage, obtained by dividing: (i) the number of months (including part months) the Hired Employee was employed by Village Farms, by (ii) the aggregate of the number of months (including part months) the Hired Employee was employed by Village Farms and the Company; provided that:

(i)	if the Hired Employee ceases employment with the Company on a date following the first anniversary of the Hired Employee commencing employment with the Company, Village Farms shall have no liability for Severance Costs relating to such Hired Employee; and

(ii)	in no event will Village Farms reimburse the Company for more than 100% of the Severance Costs relating to a Hired Employee.

4.4	[Redacted: Commercially Sensitive Information]

4.5	Distribution

The Company will be the distributor of Cannabis produced by it in accordance with the terms of the Licenses, the Operating Plan and this Agreement. Emerald, in its sole discretion, will have the right to offer to purchase, and the Company, in its sole discretion will have the right to sell to Emerald, up to the entire amount of Cannabis produced by the Company at a wholesale price and other terms and conditions to be agreed upon between the Company and Emerald from time to time in the context of the market. Emerald will not be required to purchase any minimum amount of Cannabis produced by the Company and will be entitled to purchase Cannabis from third parties on such terms as it may see fit. The Company will not be obligated to sell any minimum amount of Cannabis produced by it to Emerald.

ARTICLE 5
CORPORATE MATTERS

5.1	Board

(a) Each of the Shareholders shall at all times vote or cause to be voted the Shares held by such Shareholder to elect and maintain as directors of the Company the applicable nominees in accordance with this Section 5.1.

(b) As at the Execution Date and subject to the terms and conditions herein contained, the Board shall consist of six (6) Directors. The Company will not pay any remuneration to an individual for being a Director if such individual is a director, officer or employee of a Shareholder or any of its Affiliates. For the avoidance of doubt, this Section 5.1(b) does not apply to any remuneration due to an individual in their capacity as an employee of the Company, if applicable. As at the Execution Date and thereafter, so long as the Proportionate Interests of a Shareholder shall be 35% or greater such Shareholder shall be entitled to nominate three (3) Directors. If the Proportionate Interests of a Shareholder shall be less than 35% such Shareholder shall only be entitled to nominate two (2) Directors and shall cause one of its three (3) Directors to immediately resign. Initially, the Board nominees of Emerald shall be Dr. Avtar Dhillon, Jim Heppell and Dr. Bin Huang and the Board nominees of Village Farms shall be Michael DeGiglio, Stephen Ruffini and Christopher Woodward. Subject to compliance with Section 5.1(c), each Shareholder will be entitled to replace any of its nominee Directors from time to time on notice to the Company and the Shareholders shall take all necessary action to cause any such replacement Director to be appointed as a Director in place of the Director being removed. The Shareholders shall do all such acts and things as shall be required in order to give full force and effect to any decreases to the Board and in the number of nominees to the Board to which each Shareholder is entitled, including without limitation, to forthwith execute a Shareholders’ resolution to remove a director required to resign under this Section 5.1.

(c) Each of the initial Directors listed in Section 5.1(b) will, as soon as practicable after the Execution Date and in conjunction with the Company’s application for the Licenses, apply to the Minister under the ACMPR or Applicable Law for Security Clearance. If a Director is unable to obtain such Security Clearance with the Minister under the ACMPR or Applicable Law prior to the issuance of the Licenses, such Director shall resign from the Board and the Shareholder entitled to nominate such Director shall nominate a new Director who has Security Clearance. After the date of the initial grant of the Licenses, no person may become a Director unless such person has obtained Security Clearance.

(d) The office of a Director shall be vacated upon the occurrence of any of the following events:

(i)	if a Bankruptcy Proceeding is commenced against him/her or if he/she commences a Bankruptcy Proceeding in respect of his/herself;

(ii)	if an order is made declaring him/her to be a mentally incompetent Person or incapable of managing his/her affairs;

(iii)	if he/she is notified by the Minister that his/her Security Clearance has been suspended or cancelled pursuant to Section 117 of the ACMPR or Applicable Law;

(iv)	if he/she is removed from office by a notice from the Shareholder that appointed him/her as provided herein; or

(v)	if by notice in writing to the Shareholders he/she resigns his/her office and such resignation, if not effective immediately, becomes effective in accordance with its terms.

(e) If a Director ceases to hold office for any reason (other than pursuant to Section 5.1(b)), the Shareholder that nominated the former Director shall as soon as practicable nominate a replacement Director, subject to the terms of Section 5.1(c) and the Shareholders shall forthwith fill the vacancy on the Board by appointing the individual who has been so nominated as the replacement Director. If a Shareholder wishes to replace a Director nominated by it from time to time, each Shareholder and/or Director shall execute all such resolutions or other documents and do all such other acts and things as the Company or the Shareholder wishing to replace the Director, acting reasonably, may request for the purpose of effecting any such replacement. The Company and Shareholders may not appoint or remove Directors except in accordance with the nomination rights provided by this Section 5.1.

(f) Each Director nominated or elected pursuant to this Section 5.1 shall be an individual who is qualified to act as a director under the constating documents of the Company and ApplicableLaw.

(g) Each Director may provide its appointing Shareholder with any information acquired by the Director in his or her capacity as an officer or Director of the Company (such information to be maintained by the relevant Shareholder in accordance with the obligations set out in Article 16).

5.2	Meetings of the Board

(a) The Board shall hold regular meetings on a quarterly basis. The Secretary shall give not less than 30 days’ notice to the Directors of such regular meetings. Additionally, any Director may call a special meeting of the Board on not less than 10 days’ notice to the other Directors. In case of emergency, reasonable notice of a special meeting shall suffice. Meetings of the Board shall be held at the principal office of the Company or at such other location as unanimously agreed by the Directors. The Board may hold meetings without complying with the above notice requirements if all Directors are present at a meeting and waive the applicable notice requirements.

(b) For so long as the Proportionate Interests of each of the Shareholders is 35% or greater and subject to Section 5.6, there shall be a quorum only if an equal number of Directors nominated by each Shareholder are present, provided that if a greater number of Directors nominated by one Shareholder than the other are present, such additional Directors shall abstain from voting at such meeting

(but may otherwise participate in such meeting) and in such event a quorum will be deemed to be present. If the Proportionate Interest of one of the Shareholders shall be less than 35%, subject to Section 5.6, there shall be quorum if the Shareholder whose Proportionate Interest is 35% or greater has a greater number of Directors nominated by it present than the Shareholder whose Proportionate Interest is less than 35%. If quorum is not present within 30 minutes following the time at which the meeting is scheduled to take place, any Director present may adjourn the meeting to the same day in the immediately following week (or, if that day is not a Business Day, the next following Business Day) at the same time and place. The Secretary shall give notice to the Directors of the rescheduled meeting but otherwise shall be under no obligation to give any Director notice thereof. The quorum for such rescheduled meeting will be as set forth in the first two sentences (as applicable) of this Section 5.2(b). Only those items included on the agenda for the original meeting may be acted upon at such a rescheduled meeting, but any additional matters may be considered with the consent of all Directors present.

(c) The Directors appointed by each Shareholder may, upon notice provided to the Secretary and at the expense of such Shareholder, invite a reasonably limited number of other persons who have a reasonable business purpose for being present, to attend any meeting of the Board; provided that the Director(s) representing the other Shareholders consent, which consent need not be in writing, may be given by acquiescence and may not be unreasonably withheld. If personnel employed by either Shareholder are required to attend a Board meeting, reasonable costs incurred in connection with such attendance shall be paid for as a Chargeable Cost. All other costs in respect of invited persons shall be paid for by the Shareholder whose appointed Director extended the invitation.

(d) Each notice of a meeting shall include an itemized agenda prepared by the Secretary in the case of a regular meeting or by the Director calling the meeting in the case of a special meeting, but any additional matters may be considered with the consent of all Directors present. The Secretary shall prepare minutes of all meetings, including a rescheduled meeting, and shall distribute a copy of such minutes to the Directors within 20 days after the meeting. The minutes must be signed by one Director nominated by each of the Shareholders and who was in attendance at the Meeting. The minutes, when approved by each Director in attendance at the meeting, shall be the official record of the decisions made by the Board and shall be binding on the Company and the Shareholders. The minutes of a Board meeting shall be deemed to have been approved by a Director unless such Director objects in writing within 10 days after being provided with such minutes. Approval of the minutes shall not be a condition to the effectiveness of actions properly taken by the Board.

(e) Directors may attend meetings of the Board by telephone or by video conference as long as all participants are able to hear and speak to each other and decisions are confirmed in writing by the Directors (which confirmation may be made by approval of the minutes of the meeting pursuant to Section 5.2(d)).

(f) A vote of the Directors present in respect of a proposal submitted for a vote of the Board at a meeting at which a quorum is present is referred to as a “Vote”. Subject to Section 5.6, approval of a resolution or other proposal brought before the Board shall require a greater than 50% affirmative Vote of the Directors present at a meeting at which a quorum is present.

5.3	Powers and Functions of the Board

(a) The role of the Board is to provide strategic direction and oversight to the President in the management of Operations, the carrying out of the Purpose and to make, subject to this Agreement, all strategic decisions relating to the conduct of Operations and the Purpose.

(b) The Board will not be involved in the day-to-day management of Operations.

5.4	Matters Requiring Approval

(a) Without limiting the general power and authority of the Board, subject to Section 5.6, the Company shall not take, and none of the Shareholders shall cause or permit the Directors or the Company to take, any of the following actions unless the proposed action is first approved by the affirmative Vote of a majority of the votes cast at a Board meeting at which a quorum is present:

(i)	to no longer pursue the Cultivation License and the Distribution Licenses, in each case, in connection with the Delta 3 Assets and Operations;

(ii)	to no longer pursue any other License which the Company was pursuing;

(iii)	any fundamental change in the Purpose, the purpose or scope of the Operations or the purpose or scope of the Licenses sought or obtained by the Company;

(iv)	any proposal to, directly or indirectly, license, sub-license, sell, transfer, pledge or otherwise dispose of or grant rights in one or more of the Licenses sought or obtained by the Company;

(v)	any proposal to, directly or indirectly, license, sub-license, sell, transfer, pledge or otherwise dispose of or grant rights in any of the Intellectual Property owned by the Company that is otherwise not contemplated in this Agreement;

(vi)	any proposed response to investigations, audits or inspections by Governmental Authorities in relation to the Licenses;

(vii)	any proposed response to proposed corrective action, voluntary or involuntary, in relation to the Licenses;

(viii)	any proposed response to a Governmental Authority in connection with a threatened or actual suspension or cancellation of the Licences;

(ix)	any proposal to amend, suspend, or cancel the Licenses;

(x)	any proposal to allow a third party to cross-reference the regulatory submissions for the Licences;

(xi)	policies to be adopted by the Company to ensure that the Company complies with the terms of the Licenses and Applicable Laws;

(xii)	the annual operating or capital budget of the Company, any material revisions or amendments thereto and any cost or expense which, when added to all other costs or expenses covered by such Budget would make the total expenditures exceed the expenditures set forth in the Budget by 10% or more;

(xiii)	the annual Operating Plan and any material revisions or amendments thereto;

(xiv)	except as expressly authorized in the Approved Operating Plan or the Transaction Documents, any merger, sale, lease, license, assignment or other disposition for value of any of the Company’s assets with a fair market value in excess of $100,000 at any one time, or as part of a series of related transactions other than pursuant to the sale of products in the ordinary course of business;

(xv)	except as expressly authorized in the Approved Operating Plan or authorized under specifically delegated authority, the incurring or guaranteeing of any debts, whether or not secured by the Company Assets, or any grant of any security interest in the Company Assets, but excluding amounts incurred in the ordinary course of business which are owed by the Company to suppliers of goods, materials and/or services to the Company and which may be payable on deferred terms;

(xvi)	the issuance of Distributions to any Shareholder;

(xvii)	any use of the name of, or any information regarding, any Shareholder of the Company or any Related Party, in any promotional materials or public relations for the Company, except as expressly permitted in writing by such Shareholder or Related Party;

(xviii)	any determination to initiate or forego any claim or litigation and any settlement, compromise or confession of judgment as to any claim, controversy or litigation regarding in each case an amount in excess of $25,000 and involving the Company as claimant or defendant;

(xix)	any change of the Auditor;

(xx)	any change in the fiscal year end;

(xxi)	any merger, amalgamation or consolidation of the Company with any other Person;

(xxii)	the filing of any petition in bankruptcy or engaging in any reorganization or instituting or pursuing any other type of bankruptcy, reorganization or insolvency proceeding with respect to the Company, consenting to the institution of any involuntary bankruptcy, reorganization or insolvency proceedings with respect to the Company, the admission in writing by the Company of its inability to pay its debts generally as they become due, or the making by the Company of a general assignment for the benefit of its creditors;

(xxiii)	the liquidation, termination, winding-up or dissolution of the Company;

(xxiv)	an initial public offering of the Company;

(xxv)	the acquisition by the Company of shares of capital stock of, or of other ownership interests in, any Person, whether incorporated or not;

(xxvi)	the making of any loan or extension of credit to, or acting as guarantor or surety for or on behalf of, any other Person by the Company but excluding amounts incurred in the ordinary course of business which are owed by the Company to suppliers of goods, materials and/or services to the Company and which may be payable on deferred terms;

(xxvii)	the issuance of additional Shares or other securities of the Company;

(xxviii)	the acquisition or long term lease by the Company of any other land or real property interest other than the Property; and

(xxix)	the appointment and termination of the President, Controller and Head Grower, subject to Article 6.

5.5	Shareholder Approval

Each of the Shareholders covenants agrees to vote or cause to be voted its respective Shares in accordance with and to give effect to any of the matters set forth in Section 5.4 so approved by the Directors.

5.6	[Redacted: Commercially Sensitive Information]

5.7	Auditors

The Auditor shall be the initial external auditors of the Company unless and until replaced in accordance with Section 5.4(a)(xix).

5.8	Fiscal Year

The fiscal year of the Company shall end on December 31 in each year.

5.9	Legend

All certificates, notes or other instruments issued on or after the Execution Date representing Shares or the share register of the Company, as applicable, shall have the following legend noted conspicuously thereon:

“The shares represented by this certificate are subject to the provisions of a shareholders’ agreement originally made as of June 6, 2017 among Emerald Health Botanicals Inc., Emerald Health Therapeutics Inc., and Village Farms International, Inc. which agreement contains restrictions on the right to transfer, pledge, encumber or otherwise deal with such securities and requires any transferee of such securities to sign an accession agreement in the agreed form prior to such transfer becoming effective. Notice of such restrictions is hereby given.”

5.10	Agreement to Take Corporate Actions

(a) The Shareholders shall themselves do, and/or cause the Company to do, or otherwise cause to be done, all such acts, including amendment or supplement of the constating documents of the Company, and from time to time execute and deliver or cause to be executed and delivered all such documents, instruments and agreements as may be required under Applicable Law or as may be necessary or advisable in the reasonable opinion of either Shareholder, to give effect to the terms and provisions of this Agreement or to any duly adopted resolution of the Board or the Shareholders so that the Company and the Shareholders will be subject to all of the obligations and liabilities expressed to be imposed upon the Company and the Shareholders respectively hereunder and the intentions of the Parties hereunder can be implemented.

(b) The Shareholders shall refrain from challenging the validity of any decision adopted by the Company and/or action performed by the Company or the other Shareholder(s) in accordance with the terms of this Agreement.

ARTICLE 6
MANAGEMENT OF OPERATIONS

6.1	Designation of President

(a) The Board shall appoint a President of the Company, as determined by a Vote of the Board. The President will be responsible for the overall management for the Operations, subject to oversight and direction by the Board and shall carry out the Operations and shall be compensated by the Company in accordance with the Approved Operating Plan.

6.2	Nature of Rights and Obligations of the President

(a) Subject to the terms and conditions of this Agreement, including without limitation, the Administrative Services, and to Applicable Law, the President shall manage, direct and control Operations and shall:

(i)	carry out and cause the employees of the Company to carry out the decisions of the Board and the Shareholders, as applicable, including the Approved Operating Plans, and to carry out other activities provided for in this Agreement. The President shall conduct, or cause to be conducted, all Operations in a good, workmanlike and efficient manner, using the skill and judgment and exercising such degree of care and skill as would reasonably be exercised by an experienced grower of agricultural products; and

(ii)	to the extent that any of the duties of the President set forth herein are carried out by employees of the Company, such duties shall be carried out under the supervision of the President.

6.3	Specified Obligations of the President

(a) If the Board has not provided requisite approval for those matters enumerated in Section 5.4(a)(vi), Section 5.4(a)(vii) and Section 5.4(a)(viii) and 5.4(a)(ix), the President may nonetheless take all actions he or she may consider reasonably necessary in order to respond and protect the Licenses of the Company.

(b) Subject to the provisions of this Agreement, including without limitation, the Administrative Services, the President shall keep, or cause to be kept, full and accurate records and accounts of all transactions entered into by or on behalf of the Company and of all Chargeable Costs made for the account of the Company, and of all funds disbursed by the President or under its direction.

(c) Subject to any modifying instruction given by the Board and the provisions of this Agreement, including without limitation, the Administrative Services, the President shall promptly submit to the Board quarterly statements of account showing:

(i)	the current balance of Available Cash at the end of the most recent quarter;

(ii)	estimates of the amounts needed by the Company for expenditures to be made during the succeeding calendar quarter pursuant to the applicable Approved Operating Plan and otherwise including amounts needed to cover the quarterly general expenses of the Company;

(iii)	the estimated portions of such amounts that will be funded by the Company during such calendar quarter from general revenues, financing arrangements or other sources; and

(iv)	the estimated portions of such amounts, if any, that will need to be funded by Shareholder Contributions during such calendar quarter pursuant to the applicable Approved Operating Plan or otherwise hereunder.

(d) Subject to the provisions of this Agreement, including without limitation, the Administrative Services, the President shall cause the Company to maintain, complete financial and cost accounting books and records and internal financial controls showing all costs, expenditures, receipts and disbursements hereunder. These accounts shall include general ledgers and supporting and subsidiary journals, invoices, checks and other customary documentation sufficient to provide a record of revenues and expenditures and periodic statements of financial position and the results of the Operations and other activities of the Company for managerial, tax and other financial reporting purposes.

(e) The President shall, subject to any modifying instructions approved by the Board, prepare or cause to be prepared the reports for the Shareholders and Board as contemplated in Section 6.4.

(f) The President shall be responsible for managing the overall implementation of the Intellectual Property obligations under this Agreement, and shall allocate sufficient resources in the Approved Operating Plan in order for the Company to carry out all necessary such Intellectual Property obligations relating to the implementation of this Agreement by incorporating the following items into the Approved Operating Plan:

(i)	developing a standard operating procedure for the identification and disclosure of new Company Improvement Intellectual Property by the Hired Employees;

(ii)	in respect of the prosecution, maintenance, management and enforcement of the Company Improvement Intellectual Property, developing the necessary plans, milestones, timelines, budgets and deliverables; and

(iii)	seeking out approval from the Board on a timely basis for any and all matters or issues relating to the implementation of this Agreement’s Intellectual Property obligations as required in accordance with Section 5.4 of this Agreement.

6.4	Reporting Requirements.

The Company will provide to each Shareholder the following statements and reports, to be prepared or caused to be prepared by the President, subject to any modifying instructions approved by the Board, unless waived by any such Shareholder:

(a) monthly reports by the 10th Business Day of each month describing, with respect to the preceding month, the Operations undertaken and expenditures incurred by the Company and the results of such Operations, with accompanying and supporting documents and information, including all documentation that may be reasonably required by either Shareholder to comply with its continuous disclosure reporting obligations and a detailed summary of all expenditures made during such calendar month and a comparison of such expenditures and all prior reported expenditures in reasonable detail to estimates set forth in the applicable Approved Operating Plan;

(b) within 75 days of the end of each fiscal year, audited annual financial statements of the Company;

(c) within 30 days of the end of each fiscal quarter, unaudited quarterly financial statements of the Company including a rolling twelve (12) month forecast and reconciliation between actual and budgeted expenditures (based on the Approved Operating Plan) and comparisons between the objectives and results; and

(d) a detailed final report within 45 days after completion of each Approved Operating Plan, which shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results.

6.5	Designation of Controller

The Company shall at all times after the Administrative Services Period have a Controller, to be appointed by the Board, as determined by a Vote of the Board. The Controller shall possess and exercise such authority and powers and perform such duties as may be determined by the Board and the President. The Controller shall: (i) act as the Secretary of the Company; (ii) be subject to oversight and direction by the President and the Board; (iii) carry out its responsibilities designated by the President and the Board; and (iv) be compensated by the Company in accordance with the Approved Operating Plan.

6.6	Designation of Head of Quality Assurance

The Board shall, as soon as possible after the Execution Date, appoint a Head of Quality Assurance of the Company, as determined by a Vote of the Board. The Head of Quality Assurance shall possess and exercise such authority and powers and perform such duties as may be determined by the Board. The Head of Quality Assurance shall: (i) be subject to oversight and direction by the President; (ii) carry out his/her responsibilities designated by the President; and (iii) be compensated by the Company in accordance with the Approved Operating Plan.

6.7	Designation of Senior Person in Charge

The Board shall, as soon as possible after the Execution Date, appoint a Senior Person in Charge of the Company, as determined by a Vote of the Board. The Senior Person in Charge shall possess and exercise such authority and powers and perform such duties as may be determined by the President. The Senior Person in Charge shall: (i) be subject to oversight and direction by the President; (ii) carry out his/her responsibilities designated by the President; and (iii) be compensated by the Company in accordance with the Approved Operating Plan.

6.8	Designation of Head of Quality Control

The President shall appoint a Head of Quality Control of the Company. The Head of Quality Control shall possess and exercise such authority and powers and perform such duties as may be determined by the President. The Head of Quality Control shall: (i) be subject to oversight and direction by the President; (ii) carry out his/her responsibilities designated by the President; and (iii) be compensated by the Company in accordance with the Approved Operating Plan.

6.9	Designation of Head Grower

The Board shall appoint a Head Grower of the Company, as determined by a Vote of the Board. The Head Grower shall possess and exercise such authority and powers and perform such duties as may be determined by the Board and the President. The Head Grower shall: (i) be subject to oversight and direction by the President; (ii) carry out his/her responsibilities designated by the President; and (iii) be compensated by the Company in accordance with the Approved Operating Plan.

6.10	Inspection and Access

(a)

A Shareholder or any representative of such Shareholder shall be entitled, at its own risk and expense, to enter upon any portion of the properties of the Company upon reasonable advance notice to the President and at convenient times during normal working hours and in accordance with applicable safety procedures and Applicable Law to inspect the Company’s assets and Operations provided that if the Company suffers Losses of any nature in connection with, resulting from or relating to such access, the Shareholder shall indemnify and hold the Company harmless for all such Losses.

(b)

A Shareholder or its representatives, at its own risk and expense, shall also be permitted to inspect and copy the books, records and data pertaining to the performance of Operations and to the Company’s assets, upon reasonable advance notice to the Controller and at convenient times during normal working hours and in accordance with applicable safety procedures. The rights granted to the Shareholders in this Section shall be subject to the confidentiality provisions in Article 16.

6.11	Performance by President of Approved Operating Plans

(a) Except as otherwise provided herein or otherwise authorized by the Board, the President shall conduct, or cause the Company to conduct, Operations, incur expenses and purchase assets for the Company in accordance with the then applicable Approved Operating Plan.

(b) In the event that the President reasonably anticipates that costs and expenses: (i) will exceed 110% of substantially similar costs and expenses set out in an Approved Operating Plan; or (ii) will be different than those set out in an Approved Operating Plan will be incurred, the President shall promptly notify the Board. Except as approved in advance by the Board in accordance with Section 5.4(a)(xii), the President may not spend more in any year than 110% on costs and expenses which are substantially similar to those costs and expenses set out in the Approved Operating Plan for thatyear.

ARTICLE 7
OPERATING PLANS; FUNDING

7.1	Initial Funding

(a) The Emerald Initial Capital Contribution shall constitute Share Capital and shall be advanced by Emerald in installments to the Company as follows:

(i)	the first installment of $2,000,000 shall be advanced to the Company on the Execution Date (the “First Installment of the Emerald Initial Capital Contribution”);

(ii)	$8,000,000 (the “$8,000,000 Portion of the Initial Contribution”) shall be advanced to the Company in multiple instalments based on milestones set out in the Initial Budget provided that in the event the initial Cultivation License for the Delta 3 Assets and Operations has been obtained and all or any part of the $8,000,000 Portion of the Initial Contribution has not been advanced to the Company any unadvanced portion of the $8,000,000 Portion of the Initial Contribution shall be advanced to the Company within 10 Business Days of the date on which such Cultivation License has been obtained;

(iii)	$10,000,000 (the “$10,000,000 Portion of the Initial Contribution”) shall be advanced to Torys LLP, in escrow, within 10 Business Days of the receipt by Emerald of notice from Village Farms [Redacted: Commercially Sensitive Information] shall be released from escrow and advanced to the Company in multiple instalments based on milestones set out in the Initial Budget following the date on which the $8,000,000 Portion of the Initial Contribution has been fully advanced to the Company provided that in the event the initial Cultivation License for the Delta 3 Assets and Operations has been obtained and all or any part of the $10,000,000 Portion of the Initial Contribution has not been advanced to the Company any unadvanced portion of the $10,000,000 Portion of the Initial Contribution shall be released from escrow and advanced to the Company on the date on which such Cultivation License has been obtained, all as more particularly described in the Escrow Agreement. Upon payment of any amounts to the Company when due pursuant to Section 7.1(a)(ii) or 7.1(a)(iii) Shares will be released from escrow on the basis of one Share for one dollar pursuant to Section 7.1(c) and the amount paid to the Company shall be added to the Share Capital of Emerald’s Shares which, for greater certainty, will be $2,000,000 upon payment of the First Installment of the Emerald Initial Capital Contribution.

The Company acknowledges receipt from Emerald of the First Installment of the Emerald Initial Capital Contribution, in the amount of $2,000,000, on the Execution Date. The Parties agree that Chargeable Costs shall initially be funded by the Emerald Initial Capital Contribution.

(b) The demise of the Delta 3 Assets and Operations to the Company by Village Farms pursuant to the terms of the Lease shall constitute Share Capital and shall be deemed to have a value of $20,000,000.

(c) On the Execution Date, the Company has issued:

(i)	2,000,000 Shares to Emerald in connection with the First Installment of the Emerald Initial Capital Contribution;

(ii)	18,000,000 Shares to Emerald, in escrow (the “Escrowed Shares”). The Escrowed Shares shall be held in escrow by Torys LLP and released from escrow in installments concurrent with installments of the $8,000,000 Portion of the Initial Contribution being advanced by Emerald to the Company and the

$10,000,000 Portion of the Initial Contribution being released from escrow by Torys LLP to the Company, in each case, in an amount equal to the amount of each such installment of the $8,000,000 Portion of the Initial Contribution and the $10,000,000 Portion of the Initial Contribution, as the case may be, all as more particularly described in the Escrow Agreement, provided that in the event:

	(A)	Emerald fails to make an advance of all or part of the $8,000,000 Portion of the Initial Contribution, within 10 Business Days of the applicable date set out in Section 7.1(b)(iii), an amount of the Escrowed Shares equal to the amount of the $8,000,000 Portion of the Initial Contribution that was not funded shall immediately be cancelled by the Company (on the basis of one share for each dollar) and Emerald’s Share Capital will be reduced by an equivalent amount) and, in the event that Emerald has previously paid the $10,000,000 Portion of the Initial Contribution to Torys LLP in escrow then, that portion of the $8,000,000 Portion of the Initial Contribution which Emerald failed to advance shall be released from escrow and advanced to the Company out of the $10,000,000 Portion of the Initial Contribution which is held in escrow by Torys LLP on the date on which Emerald was to have made such advance from the $8,000,000 Portion of the Initial Contribution, ; and

	(B)	Emerald fails to advance the $10,000,000 Portion of the Initial Contribution when it is due to Torys LLP, then, within 10 Business Days of the applicable date set out in Section 7.1(a)(a)(iii), that amount of the Escrowed Shares equal to the amount of the $10,000,000 Portion of the Initial Contribution that was not funded shall immediately be cancelled by the Company (on the basis of one share for each dollar) and Emerald’s Share Capital will be reduced by an equivalent amount,

(iii)	20,000,000 Shares to Village Farms in connection with the demise of the Delta 3 Assets and Operations to the Company by Village Farms pursuant to the terms of the Lease.

(d) Notwithstanding the foregoing, the Parties agree that subject to further review and consideration by the Board, the Shareholders may elect to use debt instruments to capitalize the Company rather than the procedures set out in this Section 7.1, subject to the consent of each Shareholder in its sole discretion.

7.2	Operating Plans

All Operations shall be planned and conducted and all estimates, reports, and statements shall be prepared and made on the basis of a calendar year, save and except with respect to the first (reduced) year of Operations. Not later than 60 days before the commencement of each calendar year, the President shall prepare and submit to the Board for approval a proposed Operating Plan for such calendar year. Any Operating Plan submitted to the Board by the President hereunder may provide for allowances for contingencies as set out in Section 6.11(b). If the President or a Director believes that any Operating Plan should be revised prior to the end of the applicable calendar year, the President or such Director may propose one or more supplemental Operating Plans to the Board to be accomplished by the end of the then-current calendar year. During the 2 Year Hold Period, the Board shall review the Operating Plan on a quarterly basis to determine whether any changes to the Operating Plan are required in the applicable calendar year. Any material revisions or amendments to the Annual Operating Plan will be made in accordance with Section 5.4(a).

7.3	Procedures Related to Operating Plans

(a) Each Director shall within 25 days after submission by the President to the Board of the proposed Operating Plan submit to the Director(s) appointed by the other Shareholder:

(i)	notice that such Director approves the proposed Operating Plan;

(ii)	proposed modifications of the proposed Operating Plan; or

(iii)	notice that such Director rejects the proposed Operating Plan.

If a Director makes a timely submission to the Directors appointed by the other Shareholder pursuant to Sections 7.3(a)(ii) or 7.3(a)(iii), then the Board shall meet within 10 Business Days after such proposals or objections are submitted and shall consider, acting reasonably and in good faith, the proposals or objections of such Director and seek to develop a complete Operating Plan acceptable to all Directors in light of the proposals or objections of a Director. The President shall be authorized at all times to continue Operations sufficient to maintain the Company’s assets and comply with Applicable Law and to maintain production levels in effect when the failure occurs. Operations performed by the President pursuant to this Section 7.3(a) shall be funded by Available Cash to the extent reasonably possible. Unless otherwise determined by the Board, the Shareholders shall provide funding required for such expenditures to the extent that Available Cash is insufficient to cover the same as Shareholder Contributions to the Company in their respective Proportionate Interests in accordance with a Contribution Notice provided by the President.

(b) The Board shall seek to approve each Operating Plan by December 31st in the year immediately preceding the calendar year to which such Operating Plan applies.

7.4	[Redacted: Commercially Sensitive Information]

7.5	Funding Obligations

(a) The Company shall, to the extent practicable, fund from Available Cash all of its costs, fees and liabilities. Additionally, until depleted, the Company shall first use the Emerald Initial Capital Contribution before using any other Available Cash.

(b) To the extent not covered by Available Cash or other sources of financing as approved by the Board, each Shareholder shall be required to fund its respective Proportionate Interest of all expenditures of the Company, whether incurred pursuant to an Approved Operating Plan or otherwise under this Agreement. The President shall give each Shareholder at least 30 days’ notice that such Shareholder Contributions are required to fund its Proportionate Interest of all expenditures expected to be incurred (as well as reserves, if any) during a period not to exceed three months (such notice, a “Contribution Notice”). Each Contribution Notice shall include: (i) the amount of funds that each Shareholder is required to contribute; (ii) the date by which each such contribution must be paid; and (iii) a summary description of the proposed use of such contribution. Following receipt of a Contribution Notice, each of the Shareholders shall promptly (and in any event, by no later than the date specified in the Contribution Notice) complete the contribution of the required amount of funds to the Company in the manner specified by the Board in accordance with Section 7.6. Any default by a Shareholder of its obligations to provide required funding in the amount and manner and within the specified period set forth in a Contribution Notice shall be addressed in accordance with Article 8. For greater certainty, other than the Shares issued in accordance with Section 7.1(c), no Shares shall be issued to Emerald in connection with the Emerald Initial Capital Contribution.

7.6	Method of Funding

Unless otherwise determined by the Board from time to time and except as set forth in Section 8.3, the Shareholders shall contribute funds to the Company to satisfy their funding requirements in this Agreement through increases in Share Capital in the same proportion as the number of Shares held by each of the Shareholders immediately prior to the date of such contribution.

7.7	Emergency or Unexpected Funding

Notwithstanding any other provisions hereof, in case of emergency or to address unexpected events or to cover unexpected liabilities not covered in an Approved Operating Plan which are necessary to protect Losses to Persons or property, to protect the Company’s assets, or to comply with Applicable Law, the President may take, or cause or permit the Company to take, any reasonable action the President deems necessary and may incur such expenditures on behalf of the Company as he/she deems necessary notwithstanding that such expenditures will exceed allowable expenditures (or allowable overages) under an Approved Operating Plan. The President shall promptly notify the Board and the Shareholders of any such emergency or unexpected expenditures that have been made or actions taken or that must be made or taken. Funds necessary to pay for emergency and unexpected expenditures pursuant to this Section above shall be obtained to the extent reasonably possible, from Available Cash and, if necessary, the Shareholders shall contribute funds to the Company in proportion to their respective Proportionate Interests, as required in accordance with a Contribution Notice provided by the President. The President shall promptly notify the Shareholders of any such emergency or unexpected expenditures that has been made or that must be made.

ARTICLE 8
DEFAULTS AND REMEDIES

8.1	Defaults

(a)	A Shareholder:

(i)	is subject to a Bankruptcy Proceeding; or

(ii)	is subject to an execution that is filed against all or any portion of its Shares or its interest in any of the Company Assets, and the effect of same is, or can reasonably be expected to be, materially adverse to the interest or rights of the other Shareholder or the Company; or

(iii)	refuses, neglects or otherwise fails to comply with the Transfer restrictions contained in this Agreement; or

(iv)	is in default under a Shareholder Loan pursuant to Section 8.2(a); or

(v)	subject to Section 8.2(a)(ii), refuses, neglects or otherwise fails to fund a Contribution Notice within 10 Business Days after payment should have been paid pursuant to such Contribution Notice; or

(vi)	fails to comply with any of the covenants or obligations contained herein (other than to the extent such breach of covenant or obligation is the subject of any other Event of Default described in this Section 8.1) and such failure has a material adverse effect or is likely to have a material adverse effect on the Company, the Operations or the other Shareholder and, where such failure is capable of being cured, such failure remains unremedied for a period of thirty (30) days after written notice of such failure has been given by the other Shareholder or the other party to the Transaction Document or such longer period, as may be required to cure such breach provided that reasonable steps to cure such default are taken and diligently pursued; or

(vii)	in the case of any representation or warranty made by such Shareholder under this Agreement, any such representation or warranty shall prove to have been inaccurate in any material respect when made and such inaccuracy has a material adverse effect or is likely to have a material adverse effect on the Company, the Operations or the other Shareholder, and if the circumstances giving rise to such inaccurate representation or warranty are capable of rectification (such that, thereafter, the representation or warranty would be correct), the representation or warranty remains uncorrected for a period of thirty (30) days after written notice from the other Shareholder; or

(viii)	fails to comply with any of the covenants or obligations contained in a Transaction Document and, where such failure is capable of being cured, such failure remains unremedied for a period of thirty (30) days after written notice of such failure has been given by the other Shareholder or the other party to the Transaction Document or such longer period, as may be required to cure such breach provided that reasonable steps to cure such default are taken and diligently pursued, shall be referred to as the “Defaulting Shareholder”, and the other Shareholder shall be referred to as the “Non-Defaulting Shareholder”.

(b) A Non-Defaulting Shareholder shall give the Defaulting Shareholder a written notice of default (a “Notice of Default”), which shall describe the default in reasonable detail and state the date by which the default must be cured, which date for curing or commencing to cure shall be in accordance with the time provisions set out in this Agreement. Advance notice shall not be required prior to the taking of action by the Non-Defaulting Shareholder to provide funds pursuant to Section 8.2 to rectify the default in an emergency or if necessary to avoid Losses or breaches of contractual or regulatory obligations. Failure of a Non-Defaulting Shareholder to give a Notice of Default shall not release the Defaulting Shareholder from any of its duties under this Agreement.

8.2	Funding Default

(a) If a Defaulting Shareholder fails to provide the required funding in the amount and manner and within the specified period set forth in a Contribution Notice or as otherwise required pursuant to Section 7.5(b) and, in any case, the 10 Business Day cure period specified by Section 8.1 has elapsed, the Non-Defaulting Shareholder shall have the right (but not the obligation) to:

(i)	fund all or a portion of the amount not funded by the Defaulting Shareholder (the “Defaulted Amount”) during the 10 day period following the expiry of the cure period referred to in Section 8.1 (the last day of such cure period being referred to as the “Dilution Day”) and, subject to the immediately following sentence, cause the dilution of the Proportionate Interest of the Defaulting Shareholder in accordance with Section 8.3. Notwithstanding anything to the contrary contained in this Agreement, for the period of time commencing on the date of this Agreement and ending on the date on which the initial Cultivation License for the Delta 3 Assets and Operations is obtained, the Non-Defaulting Shareholder shall only have a right to cause the dilution of the Defaulting Shareholder if the required funding (including without limitation, the amount) set forth in a Contribution Notice or otherwise required pursuant to Section 7.5(b) is included within the Initial Budget, or

(ii)	advance all or a portion of the Defaulted Amount on behalf of the Defaulting Shareholder as a loan to the Defaulting Shareholder, with the principal amount of such loan (and any overdue interest) bearing interest at all times at a rate per annum equal to the sum of Prime Rate plus 15%, as the same shall change from time to time, or at the maximum rate permitted by Applicable Law, whichever is less, calculated and compounded monthly in arrears until paid in full (either by way of a direct payment from the Defaulting Shareholder to the Non-Defaulting Shareholder or through application of future Distributions pursuant to Section 9.1(c)) (a “Shareholder Loan”) and, for greater certainty, the Shareholder Loan shall be considered to cure any default by the Defaulting Shareholder to fund the required amount.

(b) If the Non-Defaulting Shareholder elects to fund all or a portion of the Defaulted Amount in the manner prescribed in Section 8.2(a)(i), such funding by the Non-Defaulting Shareholder shall be allocated to Share Capital in the same manner as the Share Capital held by the Non-Defaulting Shareholder immediately prior to the funding default.

(c) If the Non-Defaulting Shareholder elects to advance all or a portion of the Defaulted Amount on behalf of the Defaulting Shareholder as a loan to the Defaulting Shareholder in the manner prescribed in Section 8.2(a)(ii), such advance by the Non-Defaulting Shareholder shall be allocated to Share Capital in the same manner as the Share Capital held by the Defaulting Shareholder immediately prior to the loan.

8.3	Dilution Mechanism

If a Defaulting Shareholder fails to provide the required funding in the amount and manner and within the specified period set forth in a Contribution Notice or as required pursuant to Section 7.5(a) and the Non-Defaulting Shareholder either: (i) elects to fund the Defaulted Amount (rather than advance a Shareholder Loan) in accordance with Section 8.2(a)(i); or (ii) elects not to fund the Defaulted Amount; then the Proportionate Interest of each Shareholder will be recalculated immediately after the Dilution Day in accordance with Schedule C. The Directors shall cause or permit the Company to issue Shares of the Company for nominal consideration to the Non-Defaulting Shareholder in order to reflect a dilution of the Proportionate Interest of the Defaulting Shareholder in accordance with Schedule C.

8.4	Non-Funding Default

(a)	[Redacted: Commercially Sensitive Information]

(b)	[Redacted: Commercially Sensitive Information]

(c)	[Redacted: Commercially Sensitive Information]

(i)	[Redacted: Commercially Sensitive Information]

(ii)	Solely for the purposes of the exercise of the rights and enforcement of remedies under this Section 8.4, the Defaulting Shareholder hereby irrevocably constitutes and appoints the Non-Defaulting Shareholder as the true and lawful attorney for the Defaulting Shareholder with full power of substitution in the name of and on behalf of the Defaulting Shareholder, with no restriction or limitation in that regard, to execute and deliver all agreements, documents and instruments which the Defaulting Shareholder failed to execute and deliver or cause to be executed and delivered (the “Required Documents”) in order to effect this Section 8.4. The Defaulting Shareholder hereby agrees not to take any action in the future which results in the termination of this power of attorney. Each of the Shareholders and the Company hereby irrevocably consents to the execution and delivery of any and all Required Documents pursuant to the power of attorney granted in this section.

(iii)	[Redacted: Commercially Sensitive Information]

8.5	Appraisers

(a) If a determination of Fair Market Value is required, both the Defaulting Shareholder and Non-Defaulting Shareholder shall appoint an Appraiser within 10 Business Days of the Dilution Day. The two Appraisers appointed by this Section 8.5(a) will jointly appoint an independent Appraiser within 20 Business Days of their appointment which independent Appraiser will have sole responsibility for determining the Fair Market Value. If either Shareholder does not appoint an Appraiser within said 10 Business Day period, the Appraiser appointed by the other Shareholder shall determine the Fair Market Value.

(b) The Appraiser appointed by Section 8.5(a) shall determine the Fair Market Value within 60 days of the earlier of the appointment of such independent Appraiser or the failure by a Shareholder to appoint an Appraiser.

(c) The Defaulting Shareholder shall pay all fees and expenses charged by the Appraiser(s). The Appraisers shall be entitled to retain such qualified independent appraisers as each may deem appropriate to assist with its valuation.

8.6	No Penalty

The Shareholders acknowledge and agree that the rights and remedies conferred by this Article 8 do not constitute a penalty, unlawful forfeiture or penalty interest rates, and that such rights and remedies are necessary to ensure that the interests of the Shareholders are appropriately balanced having regard to the relative funding provided by each Shareholder from time to time. Each Shareholder covenants that it shall not raise any prohibition against penalty clauses as a defence to the terms and conditions of a Shareholder Loan or the dilution contemplated by Section 8.2 or Section 8.3.

8.7	Continuing Liabilities Upon Adjustment of Proportionate Interests

(a) Any dilution or conversion of a Shareholder’s Proportionate Interest under this Article 8 shall not relieve such Shareholder of its share of any liabilities, obligations, costs, expenses (including legal fees), losses, claims, debts, demands, damages, suits, actions and causes of action, penalties or fines (the “Continuing Liabilities”) arising out of Operations conducted prior to each such dilution or conversion.

(b) For the purposes of this Article 8, such Shareholder’s share of Continuing Liabilities arising out of Operations conducted prior to each such dilution or conversion shall be equal to its Proportionate Interest at the time the Continuing Liability was incurred (or the facts or circumstances giving rise to such Continuing Liability occurred) and, for greater certainty, not equal to its diluted or converted Proportionate Interest resulting from such dilution or resulting in such conversion.

8.8	Indemnities

(a) Each Shareholder (hereinafter in this Subsection called the “Indemnifier”) indemnifies and agrees to save harmless the Company and the other Shareholder (hereinafter in this Subsection called the “Indemnified Person”) and each of their Affiliates and each of their directors, officers and employees, from and against any and all Losses suffered or incurred by the Indemnified Person or (if applicable) any of their Affiliates, and its and their directors, officers and employees as a result of, on account of or by reason of any and all actions, causes of action, proceedings, claims or demands relating to, arising from or in connection with:

(i)	the Indemnifier being a Defaulting Shareholder at any time or in default of any of its obligations under any of the Transaction Documents, other than in connection with a failure to make a capital contribution as required in accordance with this Agreement if, and to the extent that, the Non-Defaulting Shareholder has advanced funds as a contribution or a loan pursuant to Section 8.2(a); or

(ii)	the negligence, wilful misconduct, fraud, theft or dishonesty of the Indemnifier or any of its Affiliates and its and their directors, officers and employees.

ARTICLE 9
DISTRIBUTIONS

9.1	Payment of Distributions

(a) Unless otherwise determined by the Board, all Available Cash shall be retained by the Company in order to pay operating expenses, fund growth opportunities and capacity expansion.

(b) All Distributions shall be paid to the Shareholders on a pro rata basis according to their respective Proportionate Interest at the time of declaring the Distribution applied in respect of each Shareholder.

(c) For greater certainty, a Defaulting Shareholder shall not be entitled to receive any Distributions if and for so long as any Shareholder Loans that have been made in its favour by a Non-Defaulting Shareholder in accordance with Section 8.2(a)(ii) remain outstanding. Any Distributions that would otherwise be payable to a Defaulting Shareholder shall instead be paid to the Non-Defaulting Shareholder that made the Shareholder Loan until such Shareholder Loan, and all costs, expenses and accrued interest relating thereto, has been repaid in full in the following order of priority:

(i)	first, to pay costs and expenses of the Non-Defaulting Shareholder incurred in connection with the Shareholder Loan;

(ii)	second, to pay accrued interest that is due and payable in respect of the Shareholder Loan; and

(iii)	third, to pay principal in respect of the Shareholder Loan.

(d) Each Shareholder hereby grants an irrevocable direction and power of attorney to the Company to, in the event that such Shareholder becomes a Defaulting Shareholder and any Shareholder Loan is payable by it, pay in accordance with Section 9.1(c) any Distributions that would otherwise be payable to such Shareholder to the Non-Defaulting Shareholder that made the Shareholder Loan.

(e) The Shareholders agree that the terms of the Shares will require the Company to make the election provided for in Subsection 191.2(i) of the Income Tax Act (Canada).

ARTICLE 10
TRANSFERS; PREFERENTIAL PURCHASE RIGHTS

10.1	Restrictions on Transfer

(a) No Shareholder shall Transfer, directly or indirectly, its Shares except in accordance with: (i) Section 10.2 (Transfers to Affiliates); (ii) Section 10.3 (Preferential Purchase Rights); (iii) Section 10.8 (Shareholder Cross Pledge) or (iv) with the prior written consent of the other Shareholder, which consent may be withheld for any reason or conditioned in the other Shareholder’s sole, absolute and subjective discretion. A Transfer shall include a Change of Control if, and only if, a Shareholder’s securities, or the securities of a direct or indirect parent entity, are not listed on a public securities exchange.

(b) Notwithstanding anything in this Article 10, a Transfer by a Shareholder or its Affiliates of less than all of their Shares is not permitted.

(c) Subject to Section 17.5(b), nothing in this Agreement shall prevent the acquisition of Control by any Person by way of a take-over bid or other comparable transaction, the sale by either Shareholder of all or substantially all of its assets and business, or with respect to either Shareholder, the amalgamation, arrangement, merger or combination by, with or into any other Person.

(d) No Transfer shall be effective and no transferee of a Shareholder’s Shares shall have the rights of such Shareholder hereunder unless: (i) the Transfer was completed in compliance herewith (including compliance with Section 10.3, if applicable); (ii) the transferor has provided to the other Shareholder notice of such Transfer; (iii) such Shareholder has assigned all of its right, title and interest in, and the transferee has assumed all of such Shareholders liabilities and obligations under any applicable Transaction Document(s); and (iv) the transferee, as of the effective date of the Transfer, has executed an accession agreement in the form attached as Schedule E. Subject thereto, the transferee shall be deemed to be a Party to this Agreement.

(e) The transferor and the transferee of any Shares shall be responsible for payment of any taxes, fees, levies or other governmental charges payable under Applicable Law in respect of the Transfer and shall indemnify and hold harmless the other Shareholders and the Company in respect thereof.

(f) The Shareholders agree to ensure that the Company will not cause or permit, and the Company agrees not to permit or effect, the Transfer of Shares to be made on its share register or other books unless the Transfer is permitted or required by the provisions hereof and will not cause or permit any issuance of Shares except in accordance with the terms hereof and the terms of the constating documents of the Company. The Shareholders shall take, or shall cause the Company to take, any actions as may be required to approve any Transfers of Shares that are authorized in accordance with the provisions of this Article 10.

(g) Notwithstanding anything in this Article 10, without the consent of the other Shareholder, neither Shareholder may Transfer its Shares until the Company has obtained the initial Cultivation License for the Delta 3 Assets and Operations.

10.2	Transfers to Affiliates

(a) Section 10.1(a) shall not apply to the Transfer by a Shareholder to an Affiliate, provided that:

(i)	the Shareholder is not then a Defaulting Shareholder;

(ii)	the Shareholder has provided 30 days written notice to the other Shareholder;

(iii)	the Affiliate shall assume the obligations of the Shareholder and become a Party to this Agreement in accordance with Section 10.1(d); and

(iv)	the transferor shall agree, in writing, in a form acceptable to the other Shareholder, that: (A) it shall ensure that the representations, warranties and covenants of the transferor will continue to be true and correct at all times; (B) it shall continue to be bound by all of the provisions of this Agreement and the other Transaction Documents notwithstanding the Transfer of any Shares to such transferee and shall not be released from its obligations hereunder; and (C) it shall guarantee the performance by the transferee of all of its obligations hereunder;

(v)	the Affiliate shall covenant and agree: (A) to remain an Affiliate of Emerald or Village Farms, as applicable, for so long as it continues to hold any Shares; and (B) that, prior to ceasing to be an Affiliate, it will Transfer all of its Shares to Emerald or Village Farms, as applicable, or another Affiliate of Emerald or Village Farms, as applicable.

(b) Notwithstanding anything in Section 10.2(a), a Transfer by a Shareholder or its Affiliates of less than all of their Shares to an Affiliate shall not be permitted under this Section 10.2.

10.3	[Redacted: Commercially Sensitive Information]

10.4	[Redacted: Commercially Sensitive Information]

10.5	[Redacted: Commercially Sensitive Information]

10.6	[Redacted: Commercially Sensitive Information]

10.7	Tax Matters

If a purchase and sale of Shares is made pursuant to this Agreement, at the time of the sale, the selling Shareholder shall provide to the purchaser either:

(a) a statutory declaration that such selling Shareholder is not a “non-resident” of Canada or a partnership that is not a “Canadian partnership” each for purposes of the Income Tax Act (Canada);

(b) a representation and warranty of the selling Shareholder that the Shares do not constitute “taxable Canadian property” of such selling Shareholder for the purposes of the Income Tax Act (Canada) (and any other applicable provincial tax legislation); or

(c) a certificate from the Canada Revenue Agency (and any other applicable provincial tax authority) under Section 116 of Income Tax Act (Canada) (or the corresponding provisions of any applicable provincial tax legislation) certifying that all taxes payable in connection with the transaction have been paid or that no taxes are payable in respect of the transaction;

provided that if no such declaration, representation and warranty or certificate is delivered by the selling Shareholder, the purchaser shall be entitled to deduct from the purchase price payable to the selling Shareholder an amount equal to the amount of tax for which the purchaser may be liable (as determined solely by the purchaser) under the Income Tax Act (Canada).

10.8	Shareholder Cross Pledge

Each Shareholder hereby pledges, assigns, charges, mortgages and grants a security interest in favour of the other Shareholder and the Company in its Shares for its respective obligations under this Agreement (the “Shareholder Cross-Pledges”), which pledge shall be evidenced by registration of a financing statement under Applicable Law. Each of the Shareholder Cross Pledges shall rank subordinate to the charges and security granted in connection with any financing approved by the Board.

ARTICLE 11
STANDSTILL

11.1	Emerald Standstill

(a) From and after the Execution Date until the date that is 12 months after the date on which this Agreement has been terminated in accordance with its terms, neither Emerald nor Emerald Therapeutics shall nor shall either of them cause any of its Affiliates and/or any person Acting Jointly or in Concert with Emerald, Emerald Therapeutics or any of their Affiliates, to, without the prior written consent of Village Farms:

(i)	in any manner acquire, agree to acquire or make to securityholders of Village Farms any offer to acquire, directly or indirectly, any securities of Village Farms;

(ii)	propose or offer to enter into, directly or indirectly, any amalgamation, plan of arrangement, merger or business combination involving Village Farms or its subsidiaries or to purchase, directly or indirectly, a material portion of the property or assets of Village Farms or its subsidiaries;

(iii)	directly or indirectly “solicit” or participate or join with any person in the “solicitation” of any “proxies” (as such terms are defined in the Securities Act (Ontario)) to vote, or seek to influence any person with respect to the voting of, any common shares or other securities of Village Farms;

(iv)	seek (a) representation on the board of directors of Village Farms; (b) the removal of any directors on the board of directors of Village Farms; or (c) a change in the size or composition of the board of directors of Village Farms;

(v)	otherwise act alone or Act Jointly or In Concert with others to seek to control or to influence the management, the board of directors or policies of Village Farms;

(vi)	make any public or private disclosure of any consideration, intention, plan or arrangement inconsistent with any of the foregoing; or

(vii)	advise, assist, encourage or Act Jointly or In Concert with any other person in connection with any of the foregoing.

(b) [Redacted: Commercially Sensitive Information]

(c) Notwithstanding Section 11.1(a), Emerald shall be entitled at any time to make a confidential proposal (a “Proposal”) to the board of directors of Village Farms regarding an acquisition of Village Farms, to enter into discussions or negotiations with the board of directors of Village Farms (or a special committee designated by its board of directors for such purpose) with respect to the terms of any such Proposal and to enter into any agreement with Village Farms providing for the consummation of such Proposal.

(d) Notwithstanding any other provision in this Agreement, including the restriction on use of the Confidential Information, when the limitations and prohibitions in Section 11.1(a) are not applicable, whether pursuant to Section 11.1(b) or after the expiry of the period provided in Section 11.1(a), Emerald and its Affiliates shall be permitted to pursue or undertake any of the transactions or activities contemplated in Section 11.1(a) (including without limitation an unsolicited takeover bid) regardless of whether Confidential Information was used in connection with such transactions or activities

(e) For greater certainty, the provisions of this Section supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, with respect to the subject matter hereof.

11.2	Village Farms Standstill

(a) From and after the Execution Date until the date that is 12 months after the date on which this Agreement has been terminated in accordance with its terms, Village Farms shall not and shall cause

Village Farms’ officers, directors, agents and/or any of Village Farms’ Affiliates and/or any person Acting Jointly or in Concert with Village Farms or any of Village Farms’ Affiliates, not to, without the prior written consent of Emerald:

(i)	in any manner acquire, agree to acquire or make to securityholders of Emerald any offer to acquire, directly or indirectly, any securities of Emerald;

(ii)	propose or offer to enter into, directly or indirectly, any amalgamation, plan of arrangement, merger or business combination involving Emerald or its subsidiaries or to purchase, directly or indirectly, a material portion of the property or assets of Emerald or its subsidiaries;

(iii)	directly or indirectly “solicit” or participate or join with any person in the “solicitation” of any “proxies” (as such terms are defined in the Securities Act (Ontario)) to vote, or seek to influence any person with respect to the voting of, any common shares or other securities of Emerald;

(iv)	seek (a) representation on the board of directors of Emerald; (b) the removal of any directors on the board of directors of Emerald; or (c) a change in the size or composition of the board of directors of Emerald;

(v)	otherwise act alone or Act Jointly or In Concert with others to seek to control or to influence the management, the board of directors or policies of Emerald;

(vi)	make any public or private disclosure of any consideration, intention, plan or arrangement inconsistent with any of the foregoing; or

(vii)	advise, assist, encourage or Act Jointly or In Concert with any other person in connection with any of the foregoing.

(b) [Redacted: Commercially Sensitive Information]

(c) Notwithstanding Section 11.2(a), Village Farm shall be entitled at any time to make a Proposal to the board of directors of Emerald regarding an acquisition of Emerald, to enter into discussions or negotiations with the board of directors of Emerald (or with a special committee designated by its board of directors for such purpose) with respect to the terms of any such Proposal and to enter into any agreement with Emerald providing for the consummation of such Proposal.

(d) Notwithstanding any other provision in this Agreement, including the restriction on use of the Confidential Information, when the limitations and prohibitions in Section 11.2(a) are not applicable, whether pursuant to Section 11.2(b) or after the expiry of the period provided in Section 11.2(a), Village Farms and its Affiliates shall be permitted to pursue or undertake any of the transactions or activities contemplated in Section 11.2(a) (including without limitation an unsolicited takeover bid) regardless of whether Confidential Information was used in connection with such transactions or activities.

(e) For greater certainty, the provisions of this Section supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, with respect to the subject matter hereof.

ARTICLE 12
CONFIDENTIALITY; NON-SOLICITATION; PUBLIC DISCLOSURE

12.1	Confidentiality of Transaction Confidential Information

(a) All Transaction Confidential Information shall be treated as confidential by the Parties and shall not be disclosed to any other Person other than in circumstances where a Party has an obligation to disclose such information in accordance with Applicable Law, in which case, such disclosure shall only be made after consultation with the other Parties (if reasonably practicable and permitted by Applicable Law) provided that any public disclosure of such information shall always omit or redact all dollar-related pricing information contained in the Agreement or the Transaction Documents and any public disclosure shall be subject to the provisions of Section 12.1(d) (the “Redaction Requirement”) and, in the case of a public announcement required by Applicable Law, shall only be made in accordance with Section 12.7.

(b) Notwithstanding the foregoing, each of the Parties acknowledges and agrees that:

(i)	each of Emerald, Emerald Therapeutics and Village Farms may disclose Transaction Confidential Information, to:

(A)	a person providing financing or funding as principal or as agent or underwriter to Emerald, Emerald Therapeutics or Village Farms, as applicable, together with such Person’s consultants and advisors;

(B)	any prospective purchaser of the Shares held by Emerald, Emerald Therapeutics or Village Farms, as applicable, together with such prospective purchaser’s financiers, consultants and advisors,

so long as, in each case, prior to receiving any such information the recipient enters into a confidentiality agreement with the disclosing Shareholder pursuant to which the recipient provides a confidentiality undertaking in favour of the Company and the Shareholders to maintain the confidentiality of the Transaction Confidential Information in a manner consistent with this Agreement or is otherwise subject to a duty of confidentiality.

(c) Each of the Parties may disclose Transaction Confidential Information to their respective Representatives as well as any contractors and subcontractors of such Party, provided that each of such individuals to whom Transaction Confidential Information is disclosed is advised of the confidentiality of such information and is directed to abide by the terms and conditions of this Section 12.1. The Receiving Party also agrees to be responsible and liable for any breach of this Agreement by its Representatives (as if its Representatives were parties to and bound by the provisions of this Agreement by which the Receiving Party is bound).

(d) The Parties agree that prior to the date on which this Agreement is to be publicly filed in accordance with applicable securities law, the Parties, each acting reasonably, will come to mutual agreement on which Sections of this Agreement shall be redacted from the publicly filed version of Agreement in accordance with applicable securities laws, and any subsequent public filings by either Party shall incorporate the same redactions as previously agreed.

12.2	Use of Confidential Information

The Confidential Information is to be used by the Receiving Party solely as required for the purpose of operating or monitoring the business and affairs of the Company and related activities and, except with the prior written consent of the Disclosing Party, such information shall be kept strictly confidential by the Receiving Party, except that the Receiving Party may disclose the Confidential Information or relevant portions thereof to the Receiving Party’s Representatives who need to know the Confidential Information in order to assist in the operation of the business and affairs of the Company and related activities. It is understood that only so much of the Confidential Information as is necessary for a particular individual to perform his or her function shall be disclosed to such individual and that Representatives to whom Confidential Information is communicated shall be informed of the confidential nature of the Confidential Information and shall be directed to abide by the terms of this Agreement and not to disclose that information to any other person (except as permitted under this Agreement) without the prior written consent of the Disclosing Party. Except as expressly contemplated by this Agreement, the Receiving Party agrees not to use the Confidential Information, directly or indirectly, for any purpose not expressly contemplated by this Agreement and the Receiving Party agrees to use all reasonable commercial efforts to preserve the confidentiality of the Confidential Information. The Receiving Party also agrees to be responsible and liable for any breach of this Agreement by its Representatives (as if its Representatives were parties to and bound by the provisions of this Agreement by which the Receiving Party is bound).

12.3	Compelled Disclosure

If the Receiving Party or any of its Representatives are legally compelled to disclose any of the Confidential Information, the Receiving Party shall (to the extent permitted by Applicable Law) provide the Disclosing Party with prompt written notice of such requirement so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement and the Receiving Party agrees to delay such disclosure as long as reasonably possible (without incurring liability for failure to make such disclosure) to permit the Disclosing Party to seek such a protective order or other remedy and to allow for consultation with the Disclosing Party with respect to any reasonable alternatives to such disclosure and with respect to the content of any such disclosure. If such protective order or other remedy is not obtained, or the Disclosing Party waives compliance with the provisions hereof, the Receiving Party agrees to disclose or furnish only that portion of the Confidential Information that the Receiving Party is, in the view of its counsel, legally required to be disclosed or furnished. The Receiving Party agrees in any event, to the extent permitted by applicable law, rule or regulation, to give prompt written notice to the Disclosing Party of any proposed disclosure made by the Receiving Party pursuant to this paragraph.

12.4	Return of Confidential Information

(a) Unless otherwise agreed to in writing by the Disclosing Party, the Receiving Party shall: (i) return to the Disclosing Party or destroy all copies of the Confidential Information and Confidential Documents in the Receiving Party’s possession or in the possession of its Representatives; and (ii) destroy all copies of any analyses, compilations, studies or other Confidential Documents prepared by the Receiving Party or for the Receiving Party’s use containing, incorporating or reflecting any Confidential Information, in any case, before the close of business on the next Business Day following the date of any request by the Disclosing Party to the Receiving Party to return or destroy the Confidential Information. The Receiving Party shall certify in writing its compliance with this paragraph forthwith after having so complied.

(b) Notwithstanding the foregoing, the Receiving Party: (i) may retain a copy of the Confidential Information and/or Confidential Documents to the extent that such retention is required to demonstrate compliance with Applicable Law, regulation or professional standards or for use in the event of litigation or a dispute relating to this Agreement; (ii) retain any Confidential Information which is contained in the minutes of any of the Receiving Party’s board meetings or any decision-making documents which are based on the Confidential Information and have been submitted to the Receiving Party’s management and that need to be retained pursuant to the Receiving Party’s internal corporate governance rules; and (iii) to the extent that (i) above is inapplicable to Confidential Information and/or Confidential Documents that are electronically stored, destroy such electronically stored Confidential Information and/or Confidential Documents but only to the extent that it is reasonably practical to do so; provided that in the case of either (i), (ii) or (iii), any Confidential Information and/or Confidential Documents retained under this paragraph shall remain subject to the obligations of confidentiality under this Agreement in accordance with the terms of this Agreement.

12.5	Acknowledgments

The Receiving Party acknowledges and agrees that none of the Disclosing Party, its affiliates or Representatives is making any representation or warranty hereunder, express or implied, as to the accuracy or completeness of the Confidential Information.

12.6	Equitable Relief

The Receiving Party agrees that the Disclosing Party shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any breach or anticipatory breach by the Receiving Party or its Representatives of the provisions of this Agreement, in addition to any other remedies available to the Disclosing Party at law or in equity, and the Receiving Party acknowledges and agrees that an award of damages may not be an effective or adequate remedy to the Disclosing Party in the event of a breach by the Receiving Party or its Representatives of this Agreement.

12.7	Public Announcements

During the term of this Agreement, each Party shall, if practicable in advance of making, or any of its Affiliates making, a public announcement concerning this Agreement or the matters contemplated herein to a stock exchange or as otherwise required by Applicable Law, advise the other Parties of the text of the proposed public announcement and, to the extent legally permitted, provide such other Parties with a reasonable opportunity to comment on the content thereof. If any of the Parties determines that it is required to publish or disclose the text of this Agreement in accordance with Applicable Law, it shall comply with the Redaction Requirement. If a Party does not respond to a request for comments within 48 hours (excluding days that are not Business Days) or such shorter period of time as the requesting Party has determined is necessary in the circumstances, acting reasonably and in good faith, the Party making the disclosure shall be entitled to issue the disclosure without the input of the other Parties. The Party making the announcement shall disclose, or permit the disclosure of, only that portion of Transaction Confidential Information required to be disclosed by Applicable Law. The final text of the disclosure and the timing, manner and mode of release shall be the sole responsibility of the Party issuing the disclosure.

ARTICLE 13
INTELLECTUAL PROPERTY LICENCE

13.1	Ownership and Licensing

(a) Emerald, Village Farms and the Company acknowledge and agree that as between them:

(i)	Emerald owns all Intellectual Property in all of the Emerald Background Intellectual Property; and

(ii)	Village Farms owns all Intellectual Property in all of the Village Farms Background Intellectual Property.

(b) Subject to the terms and conditions of this Agreement:

(i)	Emerald hereby grants to the Company a royalty-free, non-exclusive, non-transferable, non-assignable (unless pre-approved) license to use the Emerald Background Intellectual Property in the Geographic Area in order to fulfill the Purpose; and

(ii)	Village Farms hereby grants to the Company a royalty-free, non-exclusive, non-transferable, non-assignable (unless pre-approved) license to use the Village Farms Background Intellectual Property in the Geographic Area in order to fulfill the Purpose.

(c) Each of Emerald and Village Farms acknowledge and agree that, as between the Parties, during the period commencing on the Execution Date and ending on the date that is two (2) years following date on which the Cultivation License has been obtained (the “IP Period”), if either of Emerald or Village Farms determines, acting reasonably, that there is Intellectual Property owned or licensed by either Emerald, Emerald Therapeutics or Village Farms as of the Execution Date that was not included in Schedule D but is required to fulfill the Purpose, then upon notice by either of Emerald or Village Farms, as applicable, to the other Shareholder specifying such Intellectual Property during the IP Period, such Intellectual Property shall be licensed to the Company by Emerald, Emerald Therapeutics or Village Farms, as the case may be, on a royalty-free, non-exclusive, non-transferable and non-assignable (unless pre-approved) basis to use such Intellectual Property in the Geographic Area in order to fulfill the Purpose.

(d) Emerald and Village Farms acknowledge and agree that as between the Parties:

(i)	all Intellectual Property in and to any Improvements made by the Company to the Emerald Background Intellectual Property and the Village Farms Background Intellectual Property during the IP Period, or any other Intellectual Property developed, created, derived or reduced to practice by any Hired Employee at any time during the Term, will be owned by the Company (the “Company Improvement Intellectual Property”).

(ii)	For greater certainty, the Company Improvement Intellectual Property shall not include either the Emerald Improvement Intellectual Property, nor Village Farms Improvement Intellectual Property.

(iii)	Emerald shall own all Intellectual Property in and to the Emerald Improvement Intellectual Property.

(iv)	Village Farms shall own all Intellectual Property in and to the Village Farms Improvement Intellectual Property.

(e) Subject to the terms and conditions of this Agreement, the Company hereby grants to:

(i)	Emerald a non-exclusive, royalty-free, non-transferable, non-assignable (unless pre-approved) license to use the Company Improvement Intellectual Property: (A) in the Geographic Area for horticultural use by Emerald or its Affiliates; and (B) subject to agreement on the terms and conditions of use, outside of the Geographic Area; and

(ii)	Village Farms a non-exclusive, royalty-free, non-transferable, non-assignable (unless pre-approved) license to use the Company Improvement Intellectual Property: (A) in the Geographic Area for horticultural use by Village Farms or its Affiliates; and (B) subject to agreement on the terms and conditions of use, outside of the Geographic Area.

(f) Emerald and Emerald Therapeutics acknowledge and agree that neither shall license, sub-license or otherwise make available any of the Village Farms Background Intellectual Property or the Company Improvement Intellectual Property to any Person.

(g) Village Farms acknowledges and agrees that it shall not license, sub-license or otherwise make available any of the Emerald Background Intellectual Property or the Company Improvement Intellectual Property to any Person.

(h) None of the Parties grant to any other Party any license to such Party’s names or trademarks unless specific permission is granted prior to use of such name or trademark.

(i) This Agreement does not grant any Party any license or other right, express or implied, other than as expressly specified in this Agreement.

13.2	Infringement

(a) Each of the Company and Emerald shall inform Village Farms promptly of any alleged infringement and of any available evidence of infringement of which they become aware by a third party of the Village Farms Background Intellectual Property or the Village Farms Improvement Intellectual Property.

(b) Each of the Company and Village Farms shall inform Emerald promptly of any alleged infringement of which they become aware and of any available evidence of infringement by a third party of the Emerald Background Intellectual Property or the Emerald Improvement Intellectual Property.

(c) Each of Village Farms and Emerald shall inform the Company promptly of any alleged infringement of which they become aware and of any available evidence of infringement by a third party of the Company Improvement Intellectual Property.

(d) During the Term of this Agreement:

(i)	Village Farms shall have the right, but shall not be obligated, to prosecute at its own expense any such infringements of the Village Farms Background Intellectual Property or Village Farms Improvement Intellectual Property and, in furtherance of such right, the Company and Emerald hereby agree that Village Farms may cause the Company and/or Emerald to be joined as a party plaintiff in any such suit, without expense to the Company and Emerald. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of the Company and Emerald, which shall not be unreasonably withheld;

(ii)

Emerald shall have the right, but shall not be obligated, to prosecute at its own expense any such infringements of the Emerald Background Intellectual Property or Emerald Improvement Intellectual Property and, in furtherance of such right, the Company and Village Farms hereby agree that Emerald may cause the Company and/or Village Farms to be joined as a party plaintiff in any such suit, without expense to the Company and Village Farms. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of the Company and Village Farms, which shall not be unreasonably withheld; and

(iii)

the Company shall have the right, but shall not be obligated, to prosecute at its own expense any such infringements of the Company Improvement Intellectual Property and, in furtherance of such right, the Village Farms and Emerald hereby agree that the Company may cause Village Farms and/or Emerald to be joined as a party plaintiff in any such suit, without expense to Village Farms and Emerald. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of Village Farms and Emerald, which shall not be unreasonably withheld.

(e) In any infringement suit that any of the Parties may institute to enforce their respective Intellectual Property under this Agreement, at the request and expense of a requesting Party, the other Parties shall cooperate in all respects and, to the extent possible, have their respective employees testify when requested and make available their respective relevant records, papers, information, samples, and the like, and execute such deeds and other instruments as the requesting Party may from time to time reasonably require in connection therewith.

ARTICLE 14
EXCLUSIVITY; OPTION TO PURCHASE

14.1	Exclusivity

So long as this Agreement has not been terminated, subject to the Delta 1 Call Agreement, the Delta 2 Call Agreement and the provisions of Sections 14.2 and 14.3:

(a) Village Farms commits to being the exclusive joint venture partner of Emerald for all Greenhouse grown cannabis activities in the Geographic Area;

(b) Each of Emerald and Emerald Therapeutics commits to being the exclusive joint venture partner of Village Farms for all Greenhouse grown cannabis activities in the Geographic Area; and

(c) Village Farms agrees that it will not, directly or indirectly, whether alone or in conjunction with any third party (except through the Company), apply for or otherwise seek to obtain any license to produce, possess, destroy, sell, provide, ship, deliver or transport Cannabis in the Geographic Area.

14.2	Option to Purchase/Lease Other Projects

(a) If at any time during the Term, Village Farms or an Affiliate directly or indirectly owns a Greenhouse property in the Geographic Area (other than the Delta 1 Assets and Operations and the Delta 2 Assets and Operations) which it intends to retrofit for the purposes of growing, cultivating, producing, extracting, selling and/or distributing Cannabis (each such property being an “Other Project”), Village Farms shall offer the Company an opportunity to acquire or lease the Other Project at a price/rent equal to its Fair Market Value by delivery of written notice from Village Farms to the Company (the “Option Notice”). The Option Notice shall remain open and irrevocable until twenty (20) Business Days following receipt by the Company of the Option Notice (the “Option Period”).

(b) At any time prior to the expiration of the Option Period, the Company shall have the right to send Village Farms an irrevocable written notice (the “Company Proposed Acquisition Notice”) stating that the Company intends to acquire or lease the Other Project for a purchase price/rent equal to its Fair Market Value. Closing shall occur on the date which is twenty (20) Business Days following the date of the Company Proposed Acquisition Notice or such later date as may be agreed by Village Farms and the Company if Village Farms and the Company, or an Appraiser(s) selected by Village Farms and the Company, have not agreed to the Fair Market Value of the Other Project by such 20th Business Day. If Village Farms and the Company are not able to agree to the Fair Market Value of the Other Project by the date which is ten (10) Business Days after the date of the Company Proposed Acquisition Notice, an Appraiser(s) shall be appointed in the same manner as described in Section 8.5. All fees and expenses charged by the Appraiser(s) shall be paid by the Company.

(c) If the Company elects during the Option Period to:

(i)	lease the Other Project, Village Farms and the Company shall enter into a lease on terms and conditions similar to those contained in the Lease (other than the rental rate which shall be the Fair Market Value, payable in full on execution of such lease), subject to such modifications as the Company and Village Farms may agree, each acting reasonably, or

(ii)	acquire the Other Project, Village Farms and the Company shall enter into customary closing documents to transfer the Other Project to the Company. The purchase price shall be subject to customary adjustments.

(d) If the Company does not elect during the Option Period to either acquire or lease the Other Project, Village Farms shall not be permitted to retrofit the Greenhouse property for the purposes of growing, cultivating, producing, extracting, selling and/or distributing Cannabis unless and until it reoffers the Other Project to the Company in writing (the “Reoffer Notice”) no earlier than [Redacted: Commercially Sensitive Information] on the same terms and conditions as contained in Section 14.2(a) and 14.2(b). If Village Farms reoffers the Other Project to the Company and the Company again does not elect to lease or acquire such Other Project during the twenty (20) Business Day period following the Reoffer Notice, Village Farms shall have the right, alone or in conjunction with any third party, to retrofit the Greenhouse property for the purposes of growing, cultivating, producing, extracting, selling and/or distributing Cannabis in the Geographic Area or elsewhere and shall have the right to apply for or otherwise seek to obtain any License in connection with same.

14.3	Emerald Carve Outs

Notwithstanding the provisions of Section 14.1(b), Village Farms acknowledges and agrees that:

(a) Emerald is permitted to continue cultivation and distribution of Cannabis from its existing facilities at 4223 and 4226 Commerce Circle, Victoria, British Columbia and may cultivate and distribute Cannabis products from its proposed facility at 6980 No. 9 Road and 20100 Westminster Highway Richmond, British Columbia. Richmond, British Columbia and any additional indoor facility (expressly excluding any Greenhouse facility) if and when constructed;

(b) Emerald will not be required to purchase any minimum amount of Cannabis produced by the Company and will be entitled to purchase Cannabis from third parties on such terms as it may see fit; and

(c) [Redacted: Commercially Sensitive Information]

ARTICLE 15
TERM AND TERMINATION

15.1	Term

(a) This Agreement commences on the Execution Date and it shall automatically terminate upon either:

(i)	the License Termination Date;

(ii)	the winding-up or dissolution of the Company;

(iii)	the date on which the Company has only one Shareholder;

(iv)	the date on which this Agreement is terminated in writing by all of the Shareholders who continue to beneficially own Shares; or

(v)	delivery by Emerald to Village Farms of the Security Discharge Termination Notice;

whichever event occurs first (the “Term”), provided, however, that this Agreement shall cease to have effect with regard to any Person who ceases to hold directly or indirectly any Shares pursuant to and in accordance with the terms of this Agreement save for any provisions hereof which, expressly or by implication, are to continue in full force and effect thereafter.

(b) The Parties acknowledge and agree that no termination of this Agreement affects or impairs any Party’s right at law or in equity: (i) with respect to any matter or thing or claim against the other Parties in respect of the event or omission giving rise to the termination of this Agreement; or (ii) with respect to any provision of this Agreement to be observed or performed by any party up to the effective termination of this Agreement.

(c) Upon termination of this Agreement:

(i)	if the Agreement terminates pursuant to Section 15.1(a)(i) or Section 15.1(a)(v), then (A) any license to any Intellectual Property granted under this Agreement will be terminated without further act or formality and (B) the Lease, the Delta 1 Call Agreement and the Delta 2 Call Agreement shall terminate;

(ii)	if the Agreement terminates pursuant to Section 15.1(a)(ii) or 15.1(a)(iv), then (A) all Company Improvement Intellectual Property will be jointly owned by the Shareholders, and (B) the Lease, the Delta 1 Call Agreement and the Delta 2 Call Agreement shall terminate;

(iii)	if the Agreement terminates pursuant to Section 15.1(a)(iii), then any license to any Intellectual Property granted under this Agreement to (A) the Company shall survive the termination of this Agreement and continue in accordance with the terms hereof (B) any Defaulting Shareholder will be terminated without further act or formality, (C) a Non-Defaulting Shareholder shall survive the termination of this Agreement and (D) the Lease, the Delta 1 Call Agreement and the Delta 2 Call Agreement shall continue in full force and effect;

(iv)	the Company shall immediately deliver up to Village Farms and Emerald all copies of all Confidential Information and Confidential Documents of Village Farms and Emerald, respectively, and all summaries, copies and excerpts of Confidential Information and Confidential Documents and all electronic media or records containing or derived from Confidential Information and Confidential Documents;

(v)	except as contemplated in this Section 15.1(c), Village Farms and Emerald shall immediately cease use of the Company Improvement Intellectual Property;

(vi)	any Escrowed Shares shall immediately be cancelled by the Company and any remaining funds held in escrow under the Escrow Agreement will be released from escrow and returned to Emerald;

(vii)	in the case of the termination of this Agreement due to the occurrence of a License Termination Date or pursuant to Section 15.1(a)(v), then Emerald shall have the right, which right shall be exercised within ten (10) Business Days following the License Termination Date or date of delivery of the Security Discharge Termination Notice, as applicable (the “Emerald Exercise Period”), to:

(A)	require the Company to use its best efforts to sell any capital improvements owned by the Company and to the extent of available cash (including without limitation the proceeds of the sale of the capital improvements) repay the full amount of the Emerald Initial Capital Contribution which was funded to the Company. To the extent of any deficiency, such deficiency shall constitute a loss to Emerald; or

(B)	[Redacted: Commercially Sensitive Information]

If Emerald fails to make an election within the Emerald Exercise Period, Emerald shall be deemed to have elected the option set out in paragraph (A) above; and

(viii)	except in the case of a termination pursuant to Section 15.1(a)(iii), the President shall thereafter take all action necessary to wind up the activities of the Company, and all costs and expenses incurred in connection with the termination of the Company shall be expenses chargeable to the Company. The remaining Company Assets shall first be paid, applied, or distributed in satisfaction of all liabilities of the Company to third parties and then to satisfy any debts, obligations, or liabilities owed to the Shareholders. Thereafter, any remaining cash and all other Company Assets shall be distributed in undivided interests to the Shareholders in accordance with their respective number of Shares (provided that prior to such distribution, any Escrowed Shares are cancelled).

ARTICLE 16
GOVERNING LAW; DISPUTES

16.1	Governing Law

(a) This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

(b) Each of the Parties hereby irrevocably attorns and submits to the arbitral jurisdiction set forth in Section 16.5 and, with respect to any matters not determined by arbitration, to the non-exclusive jurisdiction of the courts of Ontario, Canada respecting all matters relating to this Agreement and the rights and obligations of the Parties hereunder. Each of the Parties hereby agrees that service of any arbitral or legal proceedings relating to this Agreement may be made by physical delivery thereof to its address provided in, or in accordance with, Section 17.1, as applicable.

16.2	Disputes

(a) All Disputes will be resolved in accordance with the procedures set forth in this Article 16 (the “Dispute Resolution Procedures”).

(b) For the purposes of this Article 16, the word “Documents” includes a sound recording, videotape, film, photograph, chart, graph, map, plan, survey, book of account, and data and information in electronic form.

(c) This Article 16 shall survive the expiry or earlier termination of this Agreement.

(d) Except as otherwise provided in Section 16.5(k) or otherwise expressly provided in this Agreement, each Shareholder will be responsible at its sole cost and expense for its own costs in connection with the disclosure of Documents, or the resolution of Disputes, including all fees, disbursements and other charges of all accountants, lawyers and other professionals, experts, whether testifying or not, and witnesses and all costs for preparation for, travel to and attendance at negotiation meetings, mediation conferences or arbitration proceedings commenced, conducted or required in accordance with these Dispute Resolution Procedures regardless of the outcome.

16.3	Amicable Resolution of Disputes

(a) The Shareholders will make all reasonable efforts at all times to resolve all Disputes by good faith, amicable negotiations before resorting to resolution by mediation or arbitration pursuant to Section 16.4 and Section 16.5. The dispute resolution by a mediator or an arbitrator contemplated in Section 16.4 and Section 16.5 is not intended to substitute for the Shareholders’ mutual ongoing commitment to resolve Disputes in good faith as between themselves.

(b) The Shareholders agree to provide on an ongoing “without prejudice” basis (subject to any claim for privilege asserted by a Shareholder, including any ruling as to privilege or relevance made by any arbitrator during an arbitration conducted under this Article 16), frank, candid, and timely disclosure of all relevant facts, information and Documents to facilitate negotiations with respect to the resolution of a Dispute.

(c) Either Shareholder may commence a dispute resolution by delivering a written notice of dispute (“Notice of Dispute”) to the other Shareholder.

(d) The Notice of Dispute shall include:

(i)	a demand that the Dispute be referred to dispute resolution pursuant to this Article 16;

(ii)	a general description of the Dispute; and

(iii)	the relief or remedy sought.

16.4	Resolution by Mediation

(a) If a Dispute remains unresolved following negotiations among the Shareholders then either Shareholder may, by delivery of a Notice of Dispute, refer such dispute to non-bindingmediation.

(b) Each Shareholder will work with the other to select an acceptable mediator and the appropriate rules of mediation, and to work with the mediator to resolve the Dispute. The mediation process shall continue until the Dispute is resolved or until either the mediator makes a finding that there is no possibility of settlement through the mediation or one of the Shareholders elects not to continue the mediation (“Mediation Termination”).

(c) The place of mediation shall be Toronto, Ontario.

(d) The language of the mediation shall be in English.

16.5	Arbitration

(a) In the event of Mediation Termination, either Shareholder may at any time thereafter, by written notice to the other Shareholder, require that such Dispute (other than a Dispute which arises as a result of any failure of the Board to reach an agreement with respect to decisions in accordance with Section 5.4) be resolved on an expedited basis by an independent, qualified and experienced expert (the “Expert”) or a panel of three Experts (the “Panel”).

(b) The Expert or Panel shall be appointed as follows:

(i)	if the Shareholders agree on an Expert, the Shareholders shall jointly appoint the Expert as soon as possible and, in any event, within five Business Days after delivery of the notice requiring that the Dispute be resolved by an Expert (the “Expert Appointment Deadline”); and

(ii)	if the Shareholders fail to agree or fail to jointly appoint the Expert by the Expert Appointment Deadline, each Shareholder shall appoint one Expert no later than five Business Days after the Expert Appointment Deadline. If a Shareholder fails to appoint an Expert within five Business Days after the Expert Appointment Deadline, the Expert appointed by the other Shareholder shall be deemed to have been jointly appointed by both Shareholders and such Expert shall resolve the

Dispute. If an Expert has been appointed by each Shareholder, such Experts shall, within five Business Days after their appointment, jointly appoint a third Expert. If the two Experts fail to appoint a third Expert within the required time, either of the Shareholders may apply to the Ontario Superior Court of Justice for appointment of the third Expert, in which case the court shall appoint the third Expert at the earliest opportunity.

(c) The Expert or Panel shall be impartial and independent of the Shareholders or any consultant, sub-consultant, contractor or subcontractor of either of them in accordance with the IBA Guidelines on Conflicts of Interest in International Arbitration adopted by resolution of the IBA Council on October 23, 2014. The Expert or Panel shall at all times be neutral and act impartially and shall not act as advocates for the interests of the party who appointed them.

(d) The Expert or Panel, as the case may be, will be appointed on a Dispute by Dispute basis, with each Expert having the qualifications and experience relevant to the issues in the particular Dispute for which the Expert or Panel, as the case may be, is appointed.

(e) The Expert or Panel, as the case may be, shall determine the appropriate process for timely and cost effective resolution of the Dispute and, without limitation, the Expert or Panel, as the case may be, has discretion to, among other things:

(i)	solicit submissions and Documents from both parties, and impose deadlines for the receipt of such submissions;

(ii)	require some or all of the evidence to be provided by affidavit;

(iii)	direct either or both Shareholders to prepare and provide the Expert or Panel, as the case may be, with such Documents or other things as the Expert or Panel, as the case may be, may require to assist it/them in the resolution of the Dispute and rendering of a decision;

(iv)	require either Shareholder to supply or prepare for examination by the Expert or Panel, as the case may be, and the other Shareholder, any document or information the Expert or Panel, as the case may be, considers necessary;

(v)	convene meetings of the Shareholders to have the Shareholders discuss the issues in Dispute in the presence of the Expert or Panel, as the case may be; and

(vi)	take, or require either or both Shareholders to take and provide to the Expert or Panel, as the case may be, such measurements, perform such tests, audit such processes and procedures, and take any and all such other measures and steps as the Expert or Panel, as the case may be, considers necessary to make a final determination in the Dispute.

(f) The Expert or Panel, as the case may be, shall render a decision as soon as possible and, in any event, shall use all reasonable efforts to render a decision no later than ten Business Days after the date of the appointment of the Expert or in the case of a Panel, the appointment of the third Expert, or such longer period of time as agreed to in writing by the parties. The Expert or Panel, as the case may be, shall give reasons or a summary of reasons for the Expert’s or Panel’s decision, as the case maybe.

(g) The Expert or Panel, as the case may be, shall keep all information about the Dispute confidential and shall not disclose such information to anyone other than the Shareholders.

(h) The Shareholders agree that the Expert’s or Panel’s, as the case may be, determination shall be final or binding on the Shareholders and neither Shareholder shall be entitled to appeal such determination, except as may be permitted by Applicable Law in Ontario.

(i) While the Dispute remains outstanding, both Shareholders shall continue to perform their respective obligations, duties and responsibilities under this Agreement.

(j) The Expert or Panel shall be authorized only to interpret and apply the provisions of this Agreement and, except as expressly provided herein, has no power or authority to modify or change this Agreement in any manner.

(k) The Expert or Panel may decide which Shareholder will bear the costs of the Dispute Resolution Procedures including the fees and disbursements of the Expert or Panel, any other costs of the Dispute Resolution Procedures and the costs and expenses of the nature contemplated in Section 16.2 incurred by the successful Shareholder in connection with the Dispute Resolution Procedures. The Expert or Panel may apportion such costs between the Shareholders if the Expert or Panel considers it just and reasonable to do so in the circumstances.

16.6	Restrictions

A Shareholder shall not have the right to initiate any Dispute Resolution Procedures in the event that, and for so long as, the Shareholder is a Defaulting Shareholder.

ARTICLE 17
GENERAL PROVISIONS

17.1	Guarantee of Emerald Therapeutics

Emerald Therapeutics hereby unconditionally and irrevocably guarantees to Village Farms the due and punctual performance by Emerald of each and every covenant, obligation and undertaking of Emerald which are to be performed under this Agreement as if said covenants and obligations were directly those of Emerald Therapeutics, including, under any judgment or order of any court of competent jurisdiction applicable to Emerald and for losses suffered by Village Farms where the non-performance or non-fulfillment of the relevant covenant or obligation is as a result, in whole or in part, of a breach of covenant, representation or warranty by Emerald hereunder (collectively, the “Obligations”). If Emerald is in default in the performance of any of the Obligations and fails to cure such default, then Emerald Therapeutics shall, promptly following Emerald’s receipt of written notice from Village Farms of Emerald’s default, perform or cause the performance of such Obligation. Emerald Therapeutics shall defend, indemnify and save the Village Farms Indemnified Parties harmless from and against any and all Losses incurred by the Village Farms Indemnified Parties of any nature in connection with, resulting from or relating to Emerald’s default in the performance of any of theObligations.

17.2	Notices

Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be given in writing and shall be given by actual delivery or by email to its address, address set forth below, addressed to the recipient as follows:

(a)	if to Emerald or Emerald Therapeutics, at:

PO Box 24076
4420 West Saanich Road
Victoria, British Columbia V8Z 7E7

	Attention:	Avtar Dhillon, Executive Chairman and
Jim Heppell, Lead Director
	Email:	■

with a copy to:

McCullough O’Connor Irwin LLP
2600 - 1066 West Hastings Street
Vancouver, British Columbia V6E 3X1

	Attention:	James Beeby
	Email:	jbeeby@moisolicitors.com

(b)	if to Village Farms, at:

Village Farms International, Inc.
4700 – 80th Street
Delta, BC V4K 3N3

	Attention:	Stephen Ruffini
	Email:	■

with a copy to:

Torys LLP
79 Wellington St. W.
Suite 3000
Toronto, ON M5K 1N2

	Attention:	Sabrina Gherbaz
	Email:	sgherbaz@torys.com

(c)	if to the Company, at:

4700 – 80th Street
Delta, BC V4K 3N3

	Attention:	President

with a copy to Emerald and Village Farms.

or to such other address or email address or individual as may be designated by notice given by any party to the others. Any notice, certificate, consent, determination or other communication shall be effective, if delivered, faxed or emailed at or prior to 5:00 p.m. on any Business Day, when so delivered, faxed or emailed or, if delivered or emailed at any other time, on the next Business Day.

17.3	Notice of Claims

Each of the Shareholders agrees to give written notice forthwith to the other Shareholder of any third party claim or threatened third party claim made by any Person with respect to the Company, the Shares or any part thereof.

17.4	Force Majeure

(a) Notwithstanding anything in this Agreement to the contrary, if any Party is unable wholly or in part by Force Majeure to carry out any obligation of such Party under this Agreement (excluding the obligations to fund or make payments by the Shareholders), then such Party shall forthwith give the other Parties written notice of the Force Majeure and the expected delays in meeting applicable obligations, whereupon that obligation of the Party giving the notice will be suspended so far as it is affected by that Force Majeure during but not longer than its continuance. The affected Party or Parties must use all reasonable diligence to resolve that Force Majeure as quickly as possible.

(b) Forthwith after the resolution of an applicable Force Majeure, the affected Party shall send written notice of such resolution to the other Parties, and the dates for satisfying the applicable obligation shall be deemed to have been extended by the period of time during which the Force Majeure was in effect.

17.5	Assignment, Successors, etc.

(a) This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective permitted successors and permitted assigns. Except as expressly provided herein, no Party shall assign this Agreement or any of the benefits hereof or obligations hereunder without the prior written consent of each of the other Parties.

(b) Subject to compliance with Article 10, in the event that any Party proposes to enter into any acquisition, amalgamation, arrangement, merger or combination or any transaction pursuant to which another Person or a successor to such Party becomes bound by the provisions of this Agreement by agreement or by operation of law, the Person resulting from such acquisition, amalgamation, arrangement, merger, combination or transaction shall enter into an agreement in form and substance satisfactory to the other Parties pursuant to which such Person agrees to be bound by this Agreement as though it were a Party hereto in the place of the Party entering into the acquisition, amalgamation, arrangement, merger, combination or transaction.

17.6	Entire Agreement

This Agreement, including all Schedules annexed hereto which form an integral part hereof together with the Transaction Documents, constitutes the entire agreement among the Parties and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, with respect to the subject matter hereof. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided in this Agreement or in the Transaction Documents.

17.7	Further Assurances

Each of the Parties to this Agreement shall from time to time and at all times do all such further acts and execute and deliver all further agreements and documents as shall be reasonably required in order fully to perform and carry out the terms of this Agreement.

17.8	Amendment and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on a Party unless consented to in writing by all Parties. No failure or delay to exercise, or other relaxation or indulgence granted in relation to, any power, right or remedy under this Agreement shall operate as a waiver of it or impair or prejudice it nor shall any single or partial exercise or waiver of any power, right or remedy preclude its further exercise or the exercise of any other power, right or remedy. The failure of any Party to insist upon strict adherence to any provision of this Agreement on any occasion shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to such provision or any other provision of this Agreement. No purported waiver shall be effective as against any Party unless consented to in writing by such Party. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or other breach.

17.9	Severability

Every provision of this Agreement is intended to be several, and accordingly, if any provision of this Agreement is determined to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. To the extent that any provision is found to be invalid, illegal or unenforceable, the Parties shall act in good faith to substitute for such provision, to the extent possible, a new provision with content and purpose as close as possible to the provision so determined to be invalid, illegal or unenforceable.

17.10	References

All references in this Agreement to any statute or regulation, including, but not limited to, the ACMPR, shall mean and refer to such statute and all regulations promulgated thereunder, as amended, supplemented, re-enacted or replaced from time to time. Additionally, the Parties will make reasonable efforts to interpret this Agreement in accordance with any statute or regulation introduced after the Execution Date regarding non-therapeutic cannabis.

17.11	[Redacted: Commercially Sensitive Information]

17.12	Time of Essence

Time shall be of the essence of this Agreement.

17.13	Currency

Unless otherwise indicated, all currency amounts herein are expressed in Canadian dollars.

17.14	Remedies; Specific Performance

Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereby agree that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by any Party of any of its covenants or obligations set forth in this Agreement, the other Parties shall be entitled to injunctive relief to prevent or restrain breaches or threatened breaches of this Agreement by the other, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Each of the Parties hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by it, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other Parties under this Agreement.

17.15	No Contra Proferentem

Unless otherwise expressly defined in this Agreement, the words used in this Agreement bear their natural meaning. The parties have had equal opportunity to take legal advice and the contra proferentem rule does not apply to the interpretation of this Agreement. Save as otherwise provided in this Agreement, each party shall be responsible for and shall bear all its own fees and expenses with respect to the preparation and negotiation of this Agreement.

17.16	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or electronic form, and the Parties adopt any signatures received by means of electronic communication as original signatures of the Parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of June 6, 2017.

EMERALD HEALTH BOTANICALS INC.

By:
Name:
Title:

By:
Name:
Title:

EMERALD HEALTH THERAPEUTICS INC.

By:
Name:
Title:

By:
Name:
Title:

VILLAGE FARMS INTERNATIONAL, INC.

By:
Name:
Title:

By:
Name:
Title:

1121371 B.C. LTD.

By:
Name:
Title:

By:
Name:
Title:

Signature Page – Shareholders Agreement

SCHEDULE A

PROPERTY

A-1

SCHEDULE B

INITIAL BUDGET

[Redacted: Commercially Sensitive Information]

B-1

SCHEDULE C
ILLUSTRATION OF DILUTION CALCULATION

[Redacted: Commercially Sensitive Information]

C-1

SCHEDULE D

BACKGROUND INTELLECTUAL PROPERTY

PART 1: Emerald Background Intellectual Property

1. Characterized plant strains:

[Redacted: Commercially Sensitive Information]

2. General knowledge and knowhow regarding cannabis genetics/botany/cultivation
3. General knowledge and knowhow regarding extraction technologies for cannabinoids and terpenes
4. Seed to sales tracking systems and software
5. General knowledge and experience in the Health Canada licensing process for Cannabis including standard operating procedures related to growing Cannabis in greenhouses

PART 2: Village Farms Background Intellectual Property

1. [Redacted: Commercially Sensitive Information];
2. Climate control algorithms; and
3. General growing and location knowledge.

D-1

SCHEDULE E
ACCESSION AGREEMENT

THIS AGREEMENT made as of the ______ day of __________, ______,

A M O N G:

[TRANSFEROR],a ■ existing under the laws of ■, (the “Transferor”),

- and -

[TRANSFEREE], a ■ existing under the laws of ■, (the “Transferee”),

- and -

[CONTINUING SHAREHOLDER], a ■ existing under the laws of ■, (the “Continuing Shareholder”), [NTD: If applicable.]

- and -

1121371 B.C. LTD., a corporation existing under the laws of British Columbia (the “Company”)

WHEREAS the Transferor, the Continuing Shareholder and the Company are parties to a shareholders’ agreement dated as of June 6, 2017 (such agreement, as amended, supplemented, amended and restated or otherwise modified from time to time, the “Shareholders Agreement”) and certain other documents described as the “Transaction Documents”; and

AND WHEREAS capitalized terms used and not otherwise defined herein have the meanings given to them in the Shareholders Agreement;

AND WHEREAS pursuant to the Shareholders Agreement, no Transfer of a Shareholder’s Shares shall be effective unless the provisions of Article 10 of the Shareholders Agreement have been complied with and the transferee has executed an agreement in the form of this Agreement in order to become a party to the Shareholders Agreement;

AND WHEREAS concurrent with the Transfer of a Shareholder’s Shares, said Shareholder is required to assign all of its right, title and interest in each of the Transaction Documents to the transferee and the transferee is required to assume all of the Shareholders obligations and liabilities under each of the Transaction Documents;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements of the parties hereinafter contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the parties agree as follows:

E-1

1.	Rules of Construction

In this Agreement:

(a) the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b) the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of thisAgreement;

(c) words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa;

(d) the words “include”, “includes” and “including” mean “include”, “includes” or “including”, in each case, “without limitation”; and

(e) reference to any agreement or other instrument in writing means such agreement or other instrument in writing as amended, modified, replaced or supplemented from time to time.

2.	Accession to Shareholders Agreement and Transaction Documents

(a) The Transferee acknowledges that it has received a copy of the Shareholders Agreement and each of the Transaction Documents.

(b) The Transferee covenants and agrees in favour of the Continuing Shareholder and the Company, from and after the Date hereof, to be bound by the Shareholders Agreement and each of the Transaction Documents in all respects as if the Transferee were an original party thereto in place of the Transferor.

(c) For the avoidance of doubt, the parties agree that, from and after the Date hereof, any reference in the Shareholders Agreement and any Transaction Document to the Transferor will be replaced with the Transferee, as if the Transferee was an original party thereto.

3.	Consent to Accession

(a) Subject to the terms of this Agreement and compliance with Article 10 of the Shareholders Agreement, with effect from and after the date hereof, the Company and the Continuing Shareholder:

(i)	irrevocably consent to the Transferee becoming a party to the Shareholders Agreement as a “Shareholder” and to the Transfer of the Transferor’s Shares and to the Transferee assuming the obligations of the Transferor in accordance with the Shareholders Agreement;

(ii)	irrevocably consent to the Transferee becoming a party to each of the Transaction Documents and to the Transferee assuming the obligations of the Transferor in accordance with each such document;

(i)	agree that the Transferee will be entitled to exercise all of the rights, privileges and benefits of the Transferor in respect of the Transferor’s Shares and under each of the Transaction Documents; and

(ii)	agrees to continue to be bound by the Shareholders Agreement and each of the Transaction Documents from and after the date hereof as if the Transferee were named in the Shareholders Agreement and each such Transaction Document as a Shareholder or other Person in the place of the Transferor.

4.	Release

(a)	With effect from and after the date hereof:

	(i)	the Continuing Shareholder and the Company release and discharge the Transferor to the extent expressly specified in the Shareholders Agreement and each of the Transaction Documents; and

(ii)

for the avoidance of doubt, notwithstanding anything contained in this Agreement, the Transferor will remain fully liable for any breach of the Shareholders Agreement and each of the Transaction Documents, or any liability under the Shareholders Agreement and each of the Transaction Documents, which occurs or relates to, or arises in relation to, conduct prior to the date hereof.

5.	Shareholders Agreement and Transaction Documents

Each party agrees that, except as provided in this Agreement, the provisions of the Shareholders Agreement and each of the Transaction Documents remain in full force and effect, unamended.

6.	Notices

For purposes of the Shareholders Agreement and each of the Transaction Documents, the notice information for the Transferor is as follows:

⚫
⚫

Attention:	⚫
Email:	⚫

7.	No Waiver

The failure of any party to insist upon strict adherence to any provision of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to such provision or any other provision of this Agreement. No purported waiver shall be effective as against any party unless consented to in writing by such party. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or other breach.

8.	Severability

Every provision of this Agreement is intended to be several, and accordingly, if any provision of this Agreement is determined to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. To the extent that any provision is found to be invalid, illegal or unenforceable, the parties shall act in good faith to substitute for such provision, to the extent possible, a new provision with content and purpose as close as possible to the provision so determined to be invalid, illegal or unenforceable.

9.	Further Assurances

Each of the parties to this Agreement shall from time to time and at all times do all such further acts and execute and deliver all further agreements and documents as shall be reasonably required in order fully to perform and carry out the terms of this Agreement.

10.	Costs and Expenses

The Transferee must pay all duty, registration fees and other government charges payable in respect of this Agreement and the transaction contemplated by this Agreement and the parties shall otherwise pay their respective costs and expenses in connection with the negotiation, preparation, execution and delivery of this Agreement.

11.	Governing Law

(a) This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

(a) Each of the Parties hereby irrevocably attorns and submits to the arbitral jurisdiction set forth in Section 16.2 and, with respect to any matters not determined by arbitration, to the non-exclusive jurisdiction of the courts of Ontario, Canada respecting all matters relating to this Agreement and the rights and obligations of the parties hereunder. Each of the parties hereby agrees that service of any arbitral or legal proceedings relating to this Agreement may be made by physical delivery thereof to its address provided in, or in accordance with, Section 17.1 of the Shareholders Agreement or the applicable provision of each of the Transaction Documents, as applicable.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date of this Agreement.

[TRANSFEROR]

By:
Name:
Title:

[TRANSFEREE]

By:
Name:
Title:

[CONTINUING SHAREHOLDER]

By:
Name:
Title:

1121371 B.C. LTD.

By:
Name:
Title:

SCHEDULE F

[REDACTED: COMMERCIALLY SENSITIVE INFORMATION]

F-1

SCHEDULE G

EMERALD ORGANIZATIONAL CHART

G-1